ASSET PURCHASE AGREEMENT


by and among

IMO INDUSTRIES INC.,
VARO INC.,
BAIRD CORPORATION,
OPTIC ELECTRONIC INTERNATIONAL, INC.



and



TPG PARTNERS, L.P.
VARO ACQUISITION CORP.



Dated as of October 14, 1994



TABLE OF CONTENTS

ARTICLE I                                            2

DEFINITIONS                                          2

ARTICLE II                                          12

PURCHASE AND SALE                                   12
2.01 Purchase and Sale of Assets                    12
2.02 Purchase Price; Payment                        12
2.03 Adjustments to Purchase Price                  13
2.04 Allocation of Purchase Price                   15
2.05 Assumption of Liabilities                      15
2.06 Taxes                                          18

ARTICLE III                                         18

REPRESENTATIONS AND WARRANTIES OF SELLERS AND IMO   18
3.01 Organization and Authority of Sellers and IMO  19
3.02 Legal Capacity; Approvals and Consents         19
3.03 Financial Statements                           21
3.04 Absence of Certain Changes or Events           22
3.05 Tax Returns; Other Reports                     23
3.06 Real Property                                  24
3.07 Equipment                                      26
3.08 Intellectual Property                          27
3.10 Cooperative Business Agreements                33
3.11 Insurance                                      34
3.12 Certain Employment Matters                     34
3.13 Legal and Governmental Proceedings and Judgments 35
3.14 Finders and Brokers                            36
3.15 Export Control and Related Matters             36
3.16 Books and Records                              37
3.17 Transactions with Affiliates                   37
3.18 Accounts Receivable; Reserves                  37
3.19 Environmental Matters                          38
3.20 Backlog                                        40
3.21 Inventory                                      40
3.22 Title; Liens                                   40
3.23 Unimpaired Operation                           41
3.24 Imo                                            41
3.25 Letters of Credit.                             42

ARTICLE IV                                          42

REPRESENTATIONS AND WARRANTIES OF BUYER AND TPG     42
4.01 Organization and Authority of Buyer and TPG    42
4.02 Legal Capacity; Approvals and Consents.        42
4.03 Legal and Governmental Proceedings and Judgments 44
4.04 Finders and Brokers                            44
4.05 Availability of Funds                          44
4.06 TPG and Holdings.                              44

ARTICLE V                                           45

COVENANTS, CONDUCT PENDING THE CLOSING;             45
ACCESS TO INFORMATION                               45
5.01  Sellers' and Imo's Covenants                  45
5.02  Buyer's Covenants                             48
5.03  Joint Covenants                               49

ARTICLE VI                                          50

DELIVERIES BY SELLERS                               50
6.01Closing Documents                               50

ARTICLE VII                                         51

DELIVERIES BY BUYER                                 51
7.01Closing Documents                               51

ARTICLE VIII                                        53

CONDITIONS OF BUYER'S OBLIGATIONS                   53
8.01 Receipt of Consents                            53
8.02 Solvency                                       54
8.03 Subcontracts                                   54
8.04 Short-Term Leases                              54
8.05 Performance by Sellers and Imo                 55
8.06 Truth of Representations and Warranties        55
8.07 Deliveries                                     55
8.08 Absence of Proceedings                         55
8.09 No Material Changes                            55
8.10 Closing Documents                              56
8.11 Review of Financial Statements                 56
8.12 Debarment                                      56
8.13 Purchase of TEJ Stock                          57

ARTICLE IX                                          57

CONDITIONS OF SELLERS' OBLIGATIONS                  57
9.01 Receipt of Consents                            57
9.02 Performance by Buyer and TPG                   57
9.03 Truth of Representations and Warranties        58
9.04 Deliveries                                     58
9.05 Absence of Proceedings                         58
9.06 Closing Documents                              58
9.07 Sale of TEJ Stock                              58

ARTICLE X                                           58

MUTUAL COVENANTS                                    58
10.01  Compliance with Conditions                   58
10.02  Compliance with HSR Act                      59
10.03  Assignments; Novations                       60
10.04  Provisions Relating to Certain Assets.       63

ARTICLE XI                                          65

CONTINUING OBLIGATIONS OF SELLERS AND IMO           65
11.01  Sellers' and Imo's Indemnity                 65
11.02  Notification by Buyer; Defense of Claims     69
11.03  [Intentionally omitted]                      70
11.04  Determination of Damages and Related Matters 70
11.05  Non-Competition                              72
11.06  Employee Terminations; Incentive Payments    72
11.07  Use of Transferred Employees                 75
11.08  Letters of Credit                            76
11.09  Further Assurances                           76
11.10  Right to Subcontract                         76

ARTICLE XII                                         77

CONTINUING OBLIGATIONS OF BUYER AND TPG             77
12.01  Buyer's Indemnity                            77
12.02  Notification by Sellers; Defense of Claims   79
12.03  Determination of Damages and Related Matters 79
12.04  Various Employee Matters                     80
12.05  AIM-9 Claim Settlement                       80
12.06  Reimbursement for Certain Environmental Costs 81


ARTICLE XIII                                        81

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;         81
CONFIDENTIALITY                                     81
13.01  Survival of Representations and Warranties   81
13.02  Confidential Information                     81
13.03  Injunctive Relief                            82

ARTICLE XIV                                         83

CLOSING                                             83
14.01  Closing                                      83
14.02  Occurrence of Events                         83
14.03  Termination                                  83
14.04  Liability; Remedies Upon Default             84

ARTICLE XV                                          85

MISCELLANEOUS                                       85
15.01  Legal Costs                                  85
15.02  Amendments; Waivers                          85
15.03  Entire Agreement                             85
15.04  Binding Effect; Assignment                   86
15.05  Construction; Counterparts                   86
15.06  Notices                                      86
15.07  GOVERNING LAW                                87
15.08  Merger of Documents                          87
15.09  Incorporation of Exhibits and Schedules      87
15.10  Severability                                 87

SCHEDULES

1A      Excluded Assets
2.05(a) Assumed Liabilities
3.01    Subsidiaries and Equity Interests of Sellers
3.02(b) No Violation by Sellers
3.02(c) Consents
3.03    Financial Statements
3.04    Certain Changes or Events
3.05    Tax Matters
3.06    Real Property
3.07(a) Equipment
3.07(c) Government-Owned Property
3.08    Intellectual Property
3.09(a) Material Contracts
3.09(b) Defaults
3.09(c) Other Contracts
3.09(e) Bids
3.09(f) Contract Matters
3.10    Cooperative Business Agreements
3.11    Insurance Policies
3.12(a) Labor Matters
3.12(b) Employee Benefit Plans
3.12(c) Benefit Arrangements
3.12(d) Salaried Employees
3.13    Legal Proceedings
3.17    Transactions with Affiliates
3.19    Environmental Matters
3.19(a) Environmental Permits
3.20    Backlog
3.22    Title; Liens
3.25    Letters of Credit
4.02(b) No Violation by Buyer
4.02(c) Buyer Consents
8.01    Required Sellers' Consents
8.12    Key Employees
9.01    Required Buyer's Consents
11.06   Nontransferred Employees


EXHIBITS

A [Intentionally Omitted]
B Example Initial Balance Sheet
C Example Interim Balance Sheet
D Bill of Sale and Assignment
E Agreement of Assignment and Assumption
F Imo Solvency Certificate
G Accountant's Certification



ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made and entered into as of October 14, 1994, by and among Varo Inc., a Texas corporation ("Varo"), Baird Corporation, a Massachusetts corporation ("Baird"), and Optic Electronic International, Inc., a Texas close corporation ("OEII") (Varo, Baird and OEII are referred to hereinafter collectively as the "Sellers" and individually as a "Seller"), and Varo Acquisition Corp., a Delaware corporation ("Buyer"). Imo Industries Inc., a Delaware corporation ("Imo") and sole shareholder of Varo and Baird, joins in this Agreement for the purposes specified herein and for the purpose of guaranteeing each and every obligation of Sellers or any of them that is to be performed hereunder. TPG Partners, L.P., a Delaware limited partnership ("TPG") and indirect majority shareholder of Buyer, hereby joins in this Agreement for the purposes specified herein and for the purpose of guaranteeing each and every obligation of Buyer that is to be performed hereunder at or prior to Closing.
W I T N E S S E T H :
WHEREAS, Sellers, directly and indirectly, principally through the Electro-Optical Systems Division of Varo, the Optical Systems Division of Baird and the Electronic Systems Division of Varo, are engaged in the business of design, development, production, processing and sale of image intensifier night vision components and systems, laser products and other optical systems, guided missile launcher systems and electric power conversion systems for military applications, commercial customers, the United States government and certain foreign governments (collectively, the "Businesses"), and Sellers own, directly and indirectly, certain assets and properties utilized in the Businesses; and
WHEREAS, Sellers desire to sell and Buyer desires to purchase substantially all of the assets and properties owned by Sellers and employed exclusively in the Businesses pursuant to the terms and conditions contained in this Agreement;
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties do hereby mutually agree as follows:

ARTICLE I
DEFINITIONS
Unless otherwise stated in this Agreement, the following terms used herein shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
Acquired Assets: All assets (tangible or intangible, real, personal or mixed) owned or leased or otherwise possessed by Sellers that are employed exclusively in the business and operations of the Businesses, now in existence or hereafter acquired by Sellers prior to Closing, including, without limitation, the Real Property, the Equipment, the Contracts, the Intellectual Property, cash and cash equivalents, raw materials, supplies, work-in-progress inventory, inventory, interests in government-furnished equipment, fixtures, accounts receivable, permits or licenses to conduct the Businesses, and any and all derivations and combinations thereof; such Acquired Assets to include, without limitation, (i) Varo's currently pending claims against Hughes Aircraft Company relating to termination of the TOSH contract and against Delco Electronics relating to work performed by Varo for Delco Electronics;
(ii) Varo's rights under the loan agreements and related documents with Orlil Ltd. and Eitam Israel Advanced Industries, Ltd.; (iii) the constructive change claim filed by Varo pursuant to the AIM-9 launcher contract No. F09603-86-C-2278 and currently pending against the United States Department of the Air Force (the "AIM-9 Claim"); (iv) Sellers' interest in the joint venture between ITT and Varo; (v) all of OEII's operating assets, including, without limitation, all of OEII's inventory and accounts receivable; (vi) a fee interest in the facility located at 3414 Herrmann Drive, Garland, Texas; (vii) assignments of Sellers' leasehold interests in the Long-Term Lease Facilities; and (viii) the assets used in connection with Imo's office located in Alexandria, Virginia; provided, however, that the Acquired Assets shall not include the Excluded Assets or any assets employed exclusively in the Businesses that are disposed of by Sellers prior to the Closing in the usual and ordinary course of business and not in violation of this Agreement.

Agreement: This Agreement and the Schedules and Exhibits attached hereto.

Assumed Environmental Liabilities:  As defined in Section 2.05(a).

Assumed Liabilities:  As defined in Section 2.05(a).

Balance Sheet: As defined in Section 3.03.

Benefit Arrangement:  As defined in Section 3.12(c).

Business Day: Any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting all regular business and are not required or authorized to close.

Businesses:  As defined in the preamble to this Agreement.

Buyer: As defined in the preamble to this Agreement.

Buyer's Counsel: The law firms of Kelly, Hart & Hallman, a professional corporation, located at 201 Main Street, Suite 2500, Fort Worth, Texas 76102, and Hogan & Hartson, L.L.P., located at 555 13th Street, N.W., Washington, D.C. 20006, which represent Buyer and TPG in the transactions contemplated hereby.

Buyer Documents:  As defined in Section 4.02(a).

Buyer Indemnitees:  As defined in Section 11.01(b).

Buyer Material Adverse Effect: Any material adverse change in, or any matter that is reasonably likely to result in a material adverse change in, the business, condition (financial or otherwise) or results of operations of Buyer or TPG, in each case taken as a whole.

Cash Infusion:  As defined in Section 5.01(f).

Charter Documents: With respect to a corporation, the articles or certificate of incorporation or similar incorporation document, and the bylaws or similar corporate governing document, as in effect on the date hereof, and with respect to any partnership, the partnership agreement or limited partnership agreement, as in effect on the date hereof.

Closing: The consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, held at the place and on the date fixed in accordance with
Section 14.01.

Closing Date: The date fixed for the Closing in accordance with Section
14.01.

Closing Balance Sheet:  As defined in Section 2.03(b).

Contract: Any contract, subcontract, purchase order, mortgage, deed of trust, conditional sale contract, bond, indenture, lease, sublease, franchise, license, sublicense, note, certificate, option, warrant, right, or other instrument, document, commitment or other binding arrangement or agreement, whether written or oral, including, without limitation, Government Contracts.

Code:  The Internal Revenue Code of 1986, as amended.

Covered Contract:  As defined in Section 11.04.

Damages:  As defined in Section 11.01(b).

Deductible:  As defined in Section 11.01(c).

DOJ:  The United States Department of Justice.

Egyptian Investigation: The investigation currently being conducted by the DOJ with respect to certain Contracts between one or more Sellers and the Arab Republic of Egypt and certain alleged Foreign Corrupt Practices Act violations and other violations by one or more Sellers, as initiated by the subpoena dated April 7, 1994.

Employee Benefit Plan:  As defined in Section 3.12(b).

Environmental Laws:  As defined in Section 3.19.

EPA:  As defined in Section 3.19(d).

Equipment: All machinery, business machines, test equipment, tools, dies, subassemblies, computer systems and software, electronic devices, hardware, tools, inventory, spare parts, engineering data, vehicles, furniture and furnishings, documents, data, books and records, all other fixed assets and rights appurtenant to any of the foregoing, and all other tangible personal property used or held for use in the Businesses.

ERISA:  As defined in Section 3.12(b).

Estimated Equity Deficit:  As defined in Section 2.03(a).

Estimated Equity Excess:  As defined in Section 2.03(a).

Excluded Assets: The assets and properties owned or leased by Sellers listed on Schedule 1A.

Export Control Laws: All Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies. Export Control Laws include, without limitation, the Export Administration Act of 1979 (24 U.S.C. Sections 2401-2420); the International Emergency Economic Powers Act (50 U.S.C. Sections 1701-1706); the Trading with the Enemy Act (50 U.S.C. Sections 1 et seq); the Arms Export Control Act (22 U.S.C. Sections 2278, 2279); and the International Boycott Provisions of Section 999 of the Code.

FAR:  The Federal Acquisition Regulation.

FTC:  The United States Federal Trade Commission.

Final Equity Deficit:  As defined in Section 2.03(b).

Final Equity Excess:  As defined in Section 2.03(b).

Financial Statements:  As defined in Section 3.03.

Government Contracts: All bids, quotations and proposals prepared for, and all contracts, options, agreements, commitments or sales or purchase orders with, the United States government or a department or agency thereof, including, without limitation, all contracts to supply goods and services.

Governmental Authority: The federal government of the United States, or any state, county, municipal or local governmental unit or political subdivision located within the United States in which the Businesses are conducted, any foreign government or other governmental unit or political subdivision of a jurisdiction in which the Businesses are conducted, and any governmental agency, bureau, department, commission, authority or body of any of the foregoing.

Hazardous Material:  As defined in Section 3.19.

HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

HSR Report: The Notification and Report Form for Certain Mergers and Acquisitions mandated by the HSR Act.

Initial Balance Sheet:  As defined in Section 2.03(a).

Intellectual Property: All United States and foreign (i) patents and patent applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions and improvements thereto, (ii) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof, (iii) copyrights and registrations thereof, (iv) research, developments, processes, trade secrets, know-how, formulae, compositions, designs, parts routings and manufacturing, engineering and other technical information, (v) computer software, data and documentation (in whatever form or medium, including electronic media),
(vi) mask work and other semiconductor chip rights and registrations thereof and (vii) licenses of any of the foregoing, which are employed or held for employment exclusively in the Businesses and which are included in the Acquired Assets, and all rights to sue for, and remedies against, past, present and future infringements thereof and rights of priority and protection of interests therein under the Laws of any jurisdiction.

Interests:  As defined in Section 10.04.

Interim Balance Sheet:  As defined in Section 2.03(a).

Investigations:  The Ni-Tec Investigation and the Egyptian
Investigation, collectively.

Judgment: Any judgment, writ, order, injunction, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

Law: Applicable common law and any statute, ordinance, code, treaty, or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court; provided, however, that Law shall not include any Environmental Law.

Letters of Credit:  As defined in Section 3.25.

Lien: Any security agreement, financing statement filed with an appropriate Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for security purposes, any lien, mortgage, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and licenses) of any kind, which (i) creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest therein; (iii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest in or claim against property whether arising pursuant to any Law, Contract or Judgment.

Long-Term Lease Facilities: The following facilities, collectively: (A) 2800 West Kingsley Road, Garland, Texas; (B) 9839 Chartwell Drive, Dallas, Texas; (C) Shepard Industrial Park; and (D) 2201-2203 West Walnut Street, Garland, Texas.

Loral:  Loral Electro-Optical Systems.

Material Adverse Effect: Any material adverse change in, or any matter that is reasonably likely to result in a material adverse change in, the Acquired Assets as a whole or the business, condition (financial or otherwise), results of operations or liabilities of the Businesses, taken as a whole.

Material Contracts:  As defined in Section 3.09(a).

Ni-Tec Investigation: The grand jury investigation into prior testing and quality control reporting procedures of the Ni-Tec Division of Varo currently being conducted by the United States Attorneys' Office for the Northern District of Texas, as initiated by the subpoena dated July 16, 1992.

Novation Agreements:  As defined in Section 10.03(b).

Permitted Liens:  As defined in Section 3.22.

Person: Any natural person, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, association, or unincorporated entity of any kind.

Pro Forma Balance Sheet: The Balance Sheet adjusted by Sellers and Buyer so as to exclude the Excluded Assets and the Retained Liabilities.

Purchase Price:  As defined in Section 2.02.

Real Property: The realty, Real Property Interests, buildings and improvements used or held for use in the Businesses listed on Schedule
3.06 hereto, except to the extent the same constitute Excluded Assets.

Real Property Interests:  As defined in Section 3.06.

Required Buyer's Consents:  As defined in Section 9.01.

Required Sellers' Consents:  As defined in Section 8.01.

Retained Environmental Liabilities: Any liability or obligation (other than Assumed Environmental Liabilities) relating to any environmental condition in existence as of the Closing Date, including, without limitation, any liability or obligation resulting from any act or omission of any Seller (including, without limitation, any noncompliance with any Environmental Law) prior to the Closing Date.

Retained Liabilities.  As defined in Section 2.05(b).

Sellers:  As defined in the preamble to this Agreement.

Sellers' Counsel: The law firm of Baker & Botts, L.L.P., located at 2001 Ross Avenue, Dallas, Texas 75201-2980, and Thomas J. Bird, Senior Vice President and General Counsel of Imo, each representing Sellers and Imo in the transactions contemplated hereby.

Sellers' Knowledge: The knowledge of the following officers and/or employees, and their respective successors, of Imo or Sellers, as applicable: J. Dwayne Attaway, Ann M. Barney, Thomas J. Bird, William
M. Brown, Donald K. Farrar, Ricahrd Franchetti, G. Duane Hall, Edwin L. Jackson, Steven A. Lambert, Michael R. Malone, Jeremy M. Quick, Thomas
S. Raley and Pat N. Thurman.

Seller Documents:  As defined in Section 3.02.

Seller Indemnitees:  As defined in Section 12.01(a)

Short-Term Lease Facilities:  As defined in Section 8.04.

Special Damages:  As defined in Section 11.01(b).

Subsidiary: With respect to any Person, a corporation, partnership or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has or have (i) a majority ownership in the equity thereof,
(ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity, (iii) the title or function of general partner or the right to designate the Person having such title or function or (iv) control thereof.

Taxes: All taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real property or personal property), sales, transfer, occupation, service, stamp, use, licensing, withholding, employment or unemployment, payroll, share, capital, surplus, profits, franchise, occupational, net worth or other taxes) imposed by any tax authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions to tax.

TEJ: Tecnologia Electronica de Juarez, S.A. de C.V., a corporation organized under the laws of Mexico and a Subsidiary of Varo.

TEJ Stock Purchase Agreement:  As defined in Section 5.03(d).

WARN Act:  As defined in Section 11.06(b).

ARTICLE II
PURCHASE AND SALE
2.01 Purchase and Sale of Assets. At the Closing, upon the terms and conditions set forth in this Agreement, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all of Sellers' right, title and interest in and to the Acquired Assets.

2.02 Purchase Price; Payment. The aggregate purchase price (the "Purchase Price") for the Acquired Assets shall be SEVENTY ONE MILLION EIGHT HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($71,840,000.00), subject to adjustment pursuant to Section 2.03. In addition, Buyer will assume and perform the Assumed Liabilities as provided in Section 2.05(a) hereof. The Purchase Price, as adjusted herein, shall be payable by Buyer to Sellers in cash at the Closing by wire transfer of immediately available funds to such bank accounts as designated by Sellers in writing to Buyer at least twenty-four hours prior to the Closing Date.

It is understood and agreed by Sellers (and all persons claiming by, through or under them) that upon delivery of the Purchase Price (as adjusted as provided herein) payable by Buyer to Sellers hereunder in accordance with Sellers' instructions, Buyer shall have no responsibility or liability for the application of the proceeds by Sellers and shall be deemed to have satisfied its obligations hereunder with respect to the payment of the Purchase Price and shall have no further liability to Sellers or any other Person with respect to the making of such payment.

2.03 Adjustments to Purchase Price. (a) Promptly following the execution hereof, Sellers shall cause the independent accounting firm of Ernst & Young to perform an audit in accordance with generally accepted accounting principles with respect to the Pro Forma Balance Sheet (the audited balance sheet resulting therefrom is hereinafter referred to as the "Initial Balance Sheet"), and to deliver copies of the Initial Balance Sheet to Buyer and Sellers no later than ten Business Days prior to the Closing Date. In addition, no later than ten Business Days prior to the Closing Date, Sellers shall have prepared and delivered to Buyer an unaudited pro forma combined balance sheet for the Businesses as of the end of the most recent calendar month for which information is available (but in no event as of the end of a month that precedes the month in which the Closing occurs by more than two months) (the "Interim Balance Sheet"), which shall be prepared in good faith and on a basis consistent with the Initial Balance Sheet, except that any amounts theretofore contributed by Imo in accordance with Section 5.01(f) hereof shall be disregarded for purposes of preparing the Interim Balance Sheet. To the extent that total equity as reflected on the Interim Balance Sheet exceeds total equity as reflected on the Initial Balance Sheet (the amount of such excess being referred to herein as the "Estimated Equity Excess"), the Purchase Price payable by Buyer at Closing pursuant to Section 2.02 shall be increased by the Estimated Equity Excess, and, to the extent that total equity as reflected on the Interim Balance Sheet is less than total equity as reflected on the Initial Balance Sheet (the amount of such deficit being referred to herein as the "Estimated Equity Deficit"), the Purchase Price payable by Buyer at Closing pursuant to Section 2.02 shall be decreased by the Estimated Equity Deficit. Solely by way of example, the parties acknowledge and agree that if the Initial Balance Sheet were in the form attached hereto as Exhibit B and if the Interim Balance Sheet were as indicated in the column styled "Nov 1994" on Exhibit C attached hereto, the Estimated Equity Deficit would be $3,694,000.

(b) As soon as practicable (but in no event later than 90 days) following the Closing Date, Sellers shall cause Ernst & Young to prepare and deliver to Buyer and Sellers an audited pro forma combined balance sheet for the Businesses as of the Closing Date (the "Closing Balance Sheet"), which shall be prepared in accordance with generally accepted accounting principles and on a basis consistent with the Initial Balance Sheet, except that the Cash Infusion will be disregarded for purposes of preparing the Closing Balance Sheet. The amount by which total equity as reflected on the Closing Balance Sheet exceeds total equity as reflected on the Initial Balance Sheet is referred to herein as the "Final Equity Excess," and the amount by which total equity as reflected on the Closing Balance Sheet is less than total equity as reflected on the Initial Balance Sheet is referred to herein as the "Final Equity Deficit." If (a) the Final Equity Excess is greater than the Estimated Equity Excess, or (b) the Final Equity Deficit is less than the Estimated Equity Deficit or (c) there is a Final Equity Excess and an Estimated Equity Deficit, then Buyer shall promptly pay to Sellers an amount in cash equal to the difference between such amounts (which, in the case of clause (c), shall be the sum of such amounts, each stated as a positive number), together with interest thereon from the Closing Date computed at the prime rate of Bankers Trust Company in effect on the Closing Date. If (a) the Final Equity Excess is less than the Estimated Equity Excess, or (b) the Final Equity Deficit is greater than the Estimated Equity Deficit or (c) there is a Final Equity Deficit and an Estimated Equity Excess, then Sellers shall promptly pay to Buyer an amount in cash equal to the difference between such amounts (which, in the case of clause (c), shall be the sum of such amounts, each stated as a positive number), together with interest thereon from the Closing Date computed at the prime rate of Bankers Trust Company in effect on the Closing Date.

(c) All fees and expenses of Ernst & Young for performing the audits required by this Section 2.03 shall be paid one-half by Sellers and one-half by Buyer.

2.04 Allocation of Purchase Price. The Purchase Price shall be allocated, for federal income tax purposes, among the Acquired Assets in accordance with Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Buyer and Sellers shall negotiate in good faith to reach an agreement, as soon as practicable following the execution hereof, as to the proper allocation of the Purchase Price among the Acquired Assets. The parties further agree to file all tax returns and reports (including IRS Form 8594) in a manner consistent with such agreed allocation. Any disputes among Sellers and Buyer as to such allocation shall be resolved by the independent public accounting firm of KPMG Peat Marwick, which resolution shall be final and binding on the parties.

2.05 Assumption of Liabilities.
(a) On the Closing Date, Buyer shall assume and agree to pay, perform and discharge (i) those debts, claims, liabilities, obligations, damages and expenses of Sellers described on Schedule 2.05(a); (ii) those debts, claims, liabilities, obligations, damages and expenses that are to be reflected or reserved for on the Closing Balance Sheet except as otherwise provided herein; (iii) those debts, claims, liabilities, obligations, damages and expenses (but excluding fines and penalties) that arise in connection with those matters disclosed on Schedule 3.19 hereto in an amount up to (but not exceeding) $500,000, reduced by the amount of any reimbursements by Buyer to Sellers pursuant to Section
12.06 hereof (collectively, the "Assumed Environmental Liabilities"); and (iv) those debts, claims, liabilities, obligations, damages and expenses of Sellers that arise under the terms of any Contract included among the Acquired Assets (x) that is disclosed in Schedules 3.06, 3.09(a), 3.09(c) or 3.10 hereto and that is marked with a single asterisk to indicate that it is being assumed by Buyer, or (y) that as provided in Sections 3.09(a) or 3.09(c) is of the type that is not required to be disclosed to Buyer under the provisions of this Agreement; provided, however, that, in the case of any Contract to be assumed by Buyer hereunder, the debts, claims, liabilities, obligations, damages and expenses associated therewith shall be assumed by Buyer only to the extent that such debts, claims, liabilities, obligations, damages and expenses arise out of and relate solely to acts or omissions of Buyer after the Closing Date (all of the foregoing being referred to hereinafter collectively as the "Assumed Liabilities").

(b) Except for the Assumed Liabilities, Buyer agrees to assume no liability or obligation of Sellers whatsoever, Sellers remaining solely responsible therefor (the "Retained Liabilities"). Without limiting the generality of the foregoing statement, it specifically is agreed that the Retained Liabilities shall include (i) inter-company debt between and among Sellers, and any company controlling, controlled by or under common control with any of them; (ii) liabilities for or obligations of Sellers for wrongful termination or under workers' compensation, severance plans or arrangements (except as set forth in clause (v) of Section 11.06(c)), general liability insurance or any employee benefit plan or benefit arrangements of Sellers accrued as of the Closing, including, without limitation, liabilities relating to any pension, profit sharing or other employee benefit plan maintained or contributed to by Sellers or Imo or any corporation, trade, business or entity under common control with any Seller or Imo within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA (including, without limitation, liabilities relating to the consolidation or deconsolidation of any Varo or Baird benefit plan with or from any Imo benefit plan); (iii) any obligations or liabilities for borrowed money by Sellers or any of their affiliates, and any guaranties of any nature whatsoever by any such Persons of any obligations or liability of any third parties; (iv) any liability or obligation, or associated cost, including, without limitation, premiums for and payments under Sellers' medical and disability insurance programs, for death, personal injury, property damage or other injury, damage or loss to, by or of any Person (including, without limitation, any employee of Sellers who has been employed by Sellers on or at any time prior to the Closing Date), or any right resulting from, caused by or arising out of, or attributable to, directly or indirectly, the conduct of the Businesses prior to the Closing Date, regardless of when the action, claim or demand relating thereto is actually commenced or asserted, including, without limitation, any tort, breach of contract or violation of any statute, regulation or other Law or requirements of any Governmental Authority; provided, however, that the foregoing shall not include any liability or obligation in respect of any Assumed Environmental Liabilities; (v) liabilities in respect of Excluded Assets; (vi) liabilities arising out of or otherwise relating to the Investigations; (vii) any liability or obligation relating to any Retained Environmental Liabilities; (viii) any liability in respect of any claim, suit or proceeding pending or threatened prior to Closing relating to the Businesses; (ix) liabilities in respect of employees of Sellers identified by Buyer on Schedule 11.06 as employees not to be offered employment by Buyer at Closing; (x) liabilities for continued health care of employees of Sellers who have retired prior to Closing and of family members of employees of Sellers who are deceased at Closing; (xi) any liabilities arising prior to the Closing under those Contracts marked with a single asterisk on Schedules 3.06, 3.09(a), 3.09(c) or 3.10 and those Contracts that are being assumed by Buyer and that, as provided in Sections 3.09(a) or 3.09(c), are of the type that are not required to be disclosed on a Schedule pursuant to the terms of this Agreement; (xii) all liabilities arising at any time under those Contracts not marked with a single asterisk on Schedules 3.06, 3.09(a), 3.09(c) or 3.10; (xiii) except as provided in
Section 2.06, Sellers' federal, state and local income, franchise and sales and use tax liabilities; and (xiv) product liability claims and other liabilities under warranties for products delivered prior to the Closing Date.

2.06 Taxes. All state and local real and personal property Taxes payable with respect to the Acquired Assets shall be prorated between Sellers and Buyer as of the Closing Date, with Sellers being responsible for all such taxes through the day immediately preceding the Closing Date and Buyer being responsible for all such taxes thereafter. Each of Buyer and Sellers shall pay 50% of all sales, use, recordation, documentary and other similar transfer taxes and fees, if any, arising out of the sale of the Acquired Assets by Sellers to Buyer; provided, however, that in no event shall Buyer be liable or responsible for any other Taxes of Sellers or Imo arising out of the transactions contemplated by this Agreement, including, without limitation, income, capital gains or other similar Taxes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND IMO

To induce Buyer to enter into this Agreement, Sellers and Imo jointly and severally represent and warrant to Buyer as follows, each of which shall be deemed to be independently relied upon by Buyer regardless of any investigation made or information obtained by Buyer:

3.01 Organization and Authority of Sellers and IMO. Varo is a corporation existing and in good standing under the laws of the State of Texas. Baird is a corporation existing and in good standing under the laws of the Commonwealth of Massachusetts. OEII is a close corporation existing and in good standing under the laws of the State of Texas. Imo is a corporation existing and in good standing under the laws of the State of Delaware. Each of the Sellers and Imo is duly qualified to do business in all states in which the conduct of its business requires such qualification, except to the extent a failure to be so qualified would not have a Material Adverse Effect. Except as set forth in
Schedule 3.01, none of the Sellers has any Subsidiary or any other direct or indirect equity interests by way of stock ownership, partnership interest or otherwise in any entity. Sellers and Imo have all requisite corporate power and authority to conduct their respective business and operations as presently conducted.

3.02 Legal Capacity; Approvals and Consents. (a) Each of the Sellers and Imo has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and any related agreements and documents executed and delivered by it, or to be executed and delivered by it under or in connection with this Agreement (all such related agreements and documents being hereinafter referred to collectively as the "Seller Documents"). The execution, delivery and performance by Sellers of this Agreement and each of the Seller Documents have been duly authorized by all requisite corporate action on the part of Sellers and Imo. This Agreement has been, and each of the Seller Documents to be executed by it will be at or prior to the Closing, duly executed and delivered by each Seller and/or Imo, as applicable, and (assuming the due authorization, execution and delivery by Buyer, TPG and related parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Sellers and/or Imo, as applicable, enforceable against each Seller and/or Imo, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Except as set forth on Schedule 3.02(b), neither the execution and delivery of this Agreement and each of the Seller Documents nor the consummation of the transactions contemplated hereby and thereby will
(i) contravene the Charter Documents of any Seller or Imo, (ii) (with the passage of time or the giving of notice or both), conflict with or result in a breach or violation of, or constitute a default by any Seller or Imo under, any Material Contract, (iii) constitute a violation of any Law or Judgment applicable to any Seller or Imo, or (iv) result in the creation of any Lien (other than a Lien in favor of Buyer or a Permitted Lien) upon any of the Acquired Assets, except, with respect to the matters described in clause (iii) above, for such violations that, individually or in the aggregate, would not materially hinder or impair the transactions contemplated hereby or have a Material Adverse Effect and except with respect to the matters described in clause (iv) above, for such violations that, individually or in the aggregate, would not materially hinder or impair the transactions contemplated hereby.

(c) Except (i) as set forth on Schedule 3.02(c), (ii) for compliance with the applicable requirements of the HSR Act and (iii) for consents, approvals or authorizations with respect to any Contract involving the payment to or from Sellers of amounts not in excess of $1,000,000, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Person legally or contractually is required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement or any of the Seller Documents by any Seller or Imo or in order to preclude any termination, suspension, modification or impairment of any Contract or any legal or contractual right, privilege or license which is included in the Acquired Assets.

3.03 Financial Statements. Attached as Schedule 3.03 hereto are (a) the audited consolidated balance sheet of Imo at December 31, 1993, and the audited consolidated statement of income for Imo for the period ended December 31, 1993; (b) the unaudited combined balance sheet of the Businesses at June 30, 1994, and the unaudited combined statement of income for the Businesses for the period ended June 30, 1994; and (c) the notes and schedules and certain supplementary information to all of the financial statements specified in clauses (a) and (b) (all of such financial statements and notes thereto being hereinafter referred to as the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of Imo and the Businesses, respectively; (ii) present fairly the financial condition of the Businesses at the dates shown and for the periods therein indicated; and
(iii) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, except as may be described therein. The June 30, 1994 unaudited combined balance sheet of the Businesses is herein called the "Balance Sheet".

3.04 Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.04 hereto and except for changes or events that have not had or would not have, individually or in the aggregate, a Material Adverse Effect, since the date of the Balance Sheet through the date of this Agreement, none of the Sellers nor Imo has, in connection with the
Businesses:

(a) incurred any obligation or liability (contingent or otherwise) except (i) normal trade or business obligations incurred in the ordinary course of business and (ii) obligations under Contracts described or cross-referenced in Schedules 3.06, 3.09(a), 3.09(c), 3.09(e), 3.10,
3.12(a), 3.12(b) and 3.12(c) hereto;

(b) subjected any of the Acquired Assets to any Lien, except for Permitted Liens;

(c) sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets relating to the Businesses, except in the ordinary course of business and on usual terms and conditions;

(d) suffered any Material Adverse Effect in the Acquired Assets or the Businesses;

(e) entered into any transactions other than in the ordinary course of business;

(f) made any change in its fiscal year or in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates theretofore adopted, other than a change in its tax method of accounting mandated by changes in federal Law;

(g) made any write-downs or write-ups of the value of any inventory, or any write-offs as uncollectible of any notes or accounts receivable or increased its allowance for uncollectible accounts receivable, which would be material in the aggregate to the Businesses or the Acquired Assets, and Sellers and Imo do not know of any event or condition which could require any such write-down, write-up, write-off or increase;

(h) given any material refunds, discounts or other similar adjustments except refunds, discounts or other similar adjustments given in the ordinary course of business consistent with past practices, or made any change in the manner in which it extends credit to its customers or otherwise deals with customers; or

(I) received any notices that any supplier or customer of any Seller under any existing Contract has taken or contemplated any steps which could disrupt the business relationship of such Seller with said supplier or customer and which could have a Material Adverse Effect or could result in the material diminution in the value of the Businesses as a going concern.

3.05 Tax Returns; Other Reports. Sellers have as of the date hereof, and will have as of the Closing Date, timely filed in proper form (a) all material federal, state, local or foreign income, franchise, sales, use, property, excise, payroll, withholding and other tax returns that are required to be filed as of the date hereof, or which are required to be filed as of the Closing Date, and (b) all other material reports (whether or not relating to Taxes) required to be filed by Law with any Governmental Authority. All Taxes, fees and assessments of whatsoever nature due or payable by Sellers on or before the date hereof or the Closing Date, as the case may be, pursuant to said returns or reports or otherwise have been or will be paid. Except as set forth on Schedule
3.05 hereto, there is no unpaid interest, penalty or addition to tax due or claimed to be due from Sellers, nor any unpaid tax deficiency, determination or assessment outstanding against Sellers. Except as set forth on Schedule 3.05 hereto, no audits of Sellers' returns or reports by any Governmental Authority are pending or, to the knowledge of Sellers, threatened, nor are any waivers of any statute of limitations or extensions of time for the determination or assessment of tax deficiencies in effect for Sellers. Other than the Investigations and except as set forth on Schedule 3.05 hereto, none of the Sellers is a party to any pending or, to the best of Sellers' Knowledge, threatened action, claim, suit, proceeding or investigation against any Seller for the purpose of assessment or collection of Taxes, fees or charges by any Governmental Authority. None of the Sellers is a party to any written consent with any tax authority to extend the period for assessment or collection of any Taxes, or to any written agreement with any tax authority concerning liability for Taxes, which relate to the Acquired Assets or the Businesses. None of the Sellers is a party to any tax sharing or tax benefit agreement which relates to taxes with respect to the Acquired Assets or the Businesses. No Seller is a foreign person within the meaning of Section 1445 of the Code. Sellers have as of the date hereof, and will have as of the Closing Date, (i) complied in all material respects with all applicable legal requirements relating to the withholding of income taxes, social security and unemployment insurance taxes and (ii) paid over to the appropriate taxing authorities any such withholding taxes that are required to be paid as of the date hereof, or which are required to be paid as of the Closing Date.

3.06 Real Property. (a) Schedule 3.06 sets forth a list and description of all real property owned by each Seller relating to the Businesses and of any Lien related thereto, which list is true and complete in all material respects. Such Schedule also contains a substantially accurate description identifying all real property forming part of the Acquired Assets in which Sellers have a leasehold, or material easement, license or right-of-way interest (individually, a "Real Property Interest" and collectively, the "Real Property Interests") and the significant terms (including rents, termination dates and renewal conditions) relating to the Real Property Interests. Sellers have delivered to Buyer true and correct copies of deeds for each parcel of owned Real Property and of each lease that is a Real Property Interest listed on Schedule 3.06.

(b) Except as described in Schedule 3.06: (i) to Seller's Knowledge, there is no fact or condition that could result in a significant reduction or termination of Sellers' access to any of the Real Property owned by Sellers listed on Schedule 3.06; (ii) each of the Real Property Interests is valid and binding on each applicable Seller and, to the best of Sellers' Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) with respect to each leasehold interest included in the Real Property Interests, the applicable Seller has (subject to such Seller's fulfillment of its future obligations under the lease therefor) enforceable rights to quiet enjoyment thereof;
(iv) the improvements located on the Real Property used by Sellers in the operation of the Businesses are in good operating condition and repair, ordinary wear and tear excepted; (v) all buildings and other improvements on the Real Property owned by Sellers are located entirely on such Real Property; (vi) the Real Property constitutes all of the real property currently owned or leased by Sellers for use in the Business; (vii) there are not presently pending or, to the best of Sellers' Knowledge, threatened, any condemnation actions or special assessments or, to the best of Sellers' Knowledge, any pending proceedings for changes in the zoning with respect to such Real Property; (viii) there are no existing material defaults by any Seller under any Real Property Interest or, to the best of Sellers' Knowledge, events that with notice or lapse of time or both would constitute material defaults thereunder; (ix) all rents and charges due and payable for current or prior periods under each Real Property Interest have been fully paid; (x) Sellers have not received any notice that there is any material governmental regulation, Law or order that restricts the operation of the business activities on the Real Property as currently being conducted by Sellers; (xi) all ad valorem tax statements applicable to the Real Property owned by Sellers for the years 1991, 1992 and 1993 have been or will be delivered to Buyer at or prior to Closing; and (xii) no Seller has received any notice or order to correct violations of Law issued by any Governmental Authority with respect to the Real Property.

3.07 Equipment. (a) Schedule 3.07(a) contains a list of all material Equipment (other than government-owned property) owned or leased by any Seller and employed exclusively in the Businesses. Except as noted on
Schedule 3.07(a), the applicable Seller now has, and on the Closing Date will have, good and valid title to all such Equipment owned by it, free and clear of all Liens except for Permitted Liens. The Equipment listed on Schedule 3.07(a) is in operating condition and repair (normal wear and tear excepted), is free from material defects of workmanship or material and is usable and adequate in all material respects for the current operations of the Businesses.

(b) The Equipment to be conveyed to Buyer hereunder constitutes all Equipment and fixtures (other than government-owned property) necessary for the operation by Sellers of the Businesses as now conducted by them in all material respects. As to any leasehold interest in any material Equipment which is leased by any Seller and which is included in the Acquired Assets, (i) copies of such leases have been delivered to Buyer,
(ii) assuming that consents to the transfer of such leases to Buyer are obtained from the respective lessors as contemplated by Section 3.02(c), such leases are or will be at Closing fully assignable to Buyer without such assignment causing any change in the terms (including compensation) of such leases, and (iii) there exist no defaults under such leases by Sellers, or, to the best of Sellers' Knowledge, by any other party thereto or any state of facts that would, with notice or passage of time, or both, constitute a default by Sellers, or, to the best of Sellers' Knowledge, by any other party thereto, thereunder.

(c) Schedule 3.07(c) contains a complete and correct list of all government-owned property, including, without limitation, tooling and test equipment, provided under, necessary to perform the obligations of any Seller under, or for which Buyer could be held accountable under, the Government Contracts relating to the Businesses, and such government-owned property is maintained by Sellers in accordance with a government-approved property management system.

3.08 Intellectual Property. Schedule 3.08 sets forth a list of the Intellectual Property as well as a list of all registrations thereof and pending applications therefor in which any Seller has an interest and which is included in the Acquired Assets, including, without limitation, license agreements concerning Intellectual Property under which any Seller is either grantee or licensee or grantor or licensor. Except as set forth on Schedule 3.08, each item of Intellectual Property listed on such Schedule is held by the applicable Seller free and clear of any and all Liens (other than Permitted Liens) and no other Person has any valid claim of ownership with respect thereto. Except as set forth on
Schedule 3.08, to the best of Sellers' Knowledge, Sellers have adequate licenses or other valid rights to use each item of Intellectual Property which they do not own and which is material to the conduct of the Businesses as presently conducted. To the best of Sellers' Knowledge, Sellers' use of the Intellectual Property does not conflict with, infringe upon, violate or interfere with any intellectual property rights of any other Person.

3.09 Contracts.

(a) Schedule 3.09(a) sets forth a list of each written Contract (other than purchase orders in the ordinary course of business) relating to the Businesses and included among the Acquired Assets to which any of the Sellers is a party, involving the payment to or from such Seller of an amount in excess of $1,000,000 and having a remaining term in excess of one year and those having a remaining term of less than one year and pursuant to which the remaining payments to or from Seller exceed $1,000,000 (collectively, the "Material Contracts"). All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms against each Seller that is a party thereto and, to the best of Sellers' Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Except as set forth in Schedule 3.09(b), there are no defaults or threatened defaults by any Seller under any Contract relating to the Businesses and included among the Acquired Assets or, to the best of Sellers' Knowledge, by any other party thereto, except, in each case, for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.09(c) and excluding Contracts entered into in the ordinary course of business relating to products and services provided or to be provided to customers of the Businesses (certain of which Contracts are covered by Section 3.09(a)), no Seller has participated in, nor is bound by or subject to: (i) any employment, consulting, sales representative or similar Contract relating to the Businesses and included in the Acquired Assets that is not terminable without penalty or further obligation on the part of Sellers within 30 days or that contains an obligation to pay more than $100,000 per year;
(ii) any Contract relating to the Businesses and included in the Acquired Assets that could result in the imposition on any Person of an excise tax under Section 4999 of the Code; (iii) any Contract relating to the Businesses and included in the Acquired Assets containing any covenant limiting the freedom of Sellers to engage in any line of business or compete with any Person or in any geographic area in connection with the business or operations of the Businesses; or (iv) any other Contract that relates to the Businesses and is included in the Acquired Assets and that involves aggregate payments by the Sellers of $100,000 or more per year.

(d) Sellers have made available or delivered to Buyer true and complete copies of all of the Material Contracts, together with all amendments thereto.

(e) Schedule 3.09(e) sets forth all written bids, proposals or quotations that have been made by, and which are binding upon, Sellers relating to the Businesses and included among the Acquired Assets involving a dollar amount in excess of $1,000,000 and that were outstanding as of September 30, 1994 (which Schedule shall be updated as of the Closing Date). Such Schedule identifies each such bid, proposal or quotation by number and the party to which such bid, proposal or quotation was made, the proposed price and the assessment of profit or loss at completion for each such bid, proposal or quotation in effect at the time the bid, proposal or quotation was submitted. Except as set forth on Schedule 3.09(e) as of the date hereof there are no outstanding written bids, proposals or quotations that have been made by, and which are binding upon, Sellers with respect to the Businesses calling for aggregate payments to, or aggregate expenditures by, Sellers over the life of the applicable Contract of a dollar amount in excess of $1,000,000 for which the total cost estimated at the time of such bid, proposal or quotation, including allocable overhead and general and administrative expenses, as estimated in good faith by Sellers, would result in a net loss on such Contract.

(f) Except as set forth on Schedule 3.09(f):

(i)To the best of Sellers' Knowledge, the Sellers, in the operation of the Businesses, have complied in all material respects with applicable federal procurement laws and regulations including, without limitation, the Truth in Negotiations Act, the FAR, the Defense Federal Acquisition Regulation Supplement, the Department of Energy Acquisition Regulation and the Procurement Integrity Act.

(ii) All of the Contracts set forth on Schedules 3.09(a) and (c) are valid and are binding on each Seller that is a party thereto and, to the best of Sellers' Knowledge, the other parties thereto, and are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and such Sellers are in compliance in all material respects with all terms and conditions of such Contracts.

(iii) The cost accounting, estimating, property and procurement systems relating to the Businesses have been disclosed to the extent required by law or regulation to the United States government and such disclosures are in compliance in all material respects with applicable United States federal procurement laws and regulations.

(iv) No Seller, nor any other Person acting at the direction of any Seller, has made, with respect to the Businesses (A) any illegal political contribution, (B) payments from corporate funds not recorded on the books and records of such Seller, (C) payments from corporate funds that were falsely recorded on the books and records of such Seller, or (D) any payments from corporate funds, promises to pay, or authorization of payment, or offer, gift or promise to give, to any government officials or any foreign political party, official thereof or candidate for foreign political office for the purpose of influencing the action of such official, party official, or candidate for political office or the action of the government, or foreign political party, in order to obtain or retain business or licenses for, or to direct business or licenses to, the Businesses, or to obtain, retain or direct special treatment for the Businesses.

(v) Sellers, with respect to the Businesses, have never been debarred or suspended from participation in the award of Government Contracts or subcontracts or from otherwise conducting business with the United States government or any agency thereof, nor, to the best of Sellers' Knowledge, are there any facts or circumstances which may form the basis of a debarment or suspension proceeding, other than possibly with respect to the Investigations.

(vi) No Seller has received any written notice of a performance deficiency, any stop work orders, terminations, cure notices or notices of default under any Contract relating to the Businesses and included among the Acquired Assets within the past two years, and, to the best of Sellers' Knowledge, there are no asserted or threatened performance deficiencies under any such Contract.

(vii) The Sellers and their respective employees hold such security clearances as are required to perform all Contracts related to the Businesses and included among the Acquired Assets. To the best of Sellers' Knowledge, except possibly with respect to the Investigations, there are no facts or circumstances currently existing or which have occurred that have a reasonable probability of resulting in the suspension or termination of such clearances or that could render any Seller or its respective employees ineligible for such security clearances in the future. Sellers have implemented and maintained in all material respects all security measures related to the Businesses required by the Department of Defense Industrial Security Manual.

(viii) There are no Contracts relating to the Businesses and included among the Acquired Assets for the sale of products or services by any Seller for which, at the time of the most recent scheduled contract milestone, the work schedule was over 60 days late or, in the absence of scheduled contract milestones, is currently estimated to be over 60 days late and, in each case, where such delinquency could reasonably be expected to have a Material Adverse Effect.

(ix) There are no Material Contracts for the sale of products or services by any Seller which require such Seller to be an account party to a letter of credit or bank guarantee which allows the beneficiary to draw funds without the specific consent of the account party, in the absence of an arbitration or judicial ruling in favor of the beneficiary.

(x) There are no claims or requests for downward equitable adjustments pending or, to the best of Sellers' Knowledge, threatened under any Contract relating to the Businesses and included among the Acquired Assets.

3.10 Cooperative Business Agreements. Schedule 3.10 sets forth a complete and correct list of all teaming arrangements, memoranda of understanding and memoranda of agreement to which any of the Sellers is a party and which relate to the Businesses and are included among the Acquired Assets. Sellers do not own any joint venture interests that relate to the Businesses and are included among the Acquired Assets except as noted on Schedule 3.01. Each such teaming arrangement or memorandum is the valid, binding, and enforceable obligation of the applicable Seller and, to the best of Sellers' Knowledge, the other party or parties thereto, and is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Seller, nor to the best of Sellers' Knowledge, the other party or parties thereto, is in breach of any material terms of any such teaming arrangement or memorandum.

3.11 Insurance. Schedule 3.11 sets forth a list of all policies of insurance and surety bonds in force with respect to the Businesses or the Acquired Assets, which list is true and complete in all material respects. Such insurance policies and surety bonds are outstanding and in full force and effect on the date hereof, are with financially sound and reputable insurance companies and insure all of the business risks relating to the Acquired Assets or the Businesses that are of an insurable character against loss or damage to the extent and in the manner customary and prudent for Persons engaged in similar businesses or required by any other Contract or any applicable Law. Within the 12 months immediately preceding the date of this Agreement, no insurance carrier has refused any application for insurance by any Seller with respect to the Businesses.

3.12 Certain Employment Matters.
(a) Except as disclosed on Schedule 3.12(a): (i) none of the Sellers is a party to any Contract with any labor organization, nor has any Seller agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any of Sellers' employees with respect to the operation of the Businesses, and (ii) no Seller has experienced any strikes, work stoppages, grievance proceedings or claims of unfair labor practices filed or, to the best of Sellers' Knowledge, threatened to be filed with respect to the operation of the Businesses. To the best of Sellers' Knowledge, no Seller nor any agent, representative or employee of any Seller has committed any unfair labor practice as defined in the National Labor Relations Act of 1974, as amended, and there is not now pending or, to the best of Sellers' Knowledge, threatened, any charge or complaint against any Seller by the National Labor Relations Board or any representative thereof. To the best of Sellers' Knowledge, there is no representation or organizing effort pending against or threatened against or affecting or involving any Seller relating to the Businesses.

(b)Schedule 3.12(b) hereto lists each "employee benefit plan," as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), of the Sellers covering any employee or former employee of the Businesses (an "Employee Benefit Plan")
(including, without limitation, plans, such as foreign plans, which are not subject to the provisions of ERISA).

(c) Schedule 3.12(c) hereto lists each employment or severance Contract, each plan or arrangement providing for insurance coverage, severance, incentive award, stock options, deferred compensation, executive compensation or supplemental income, fringe benefits, vacation, termination or similar coverage and all written compensation policies and practices maintained by Sellers covering any employee or former employee of the Businesses and that is not an Employee Benefit Plan (a "Benefit Arrangement").

(d) Sellers have provided Buyer with a list of all employees of the Businesses and the salary for each such employee. Except as set forth on Schedule 3.12(d), no employee of Sellers involved in the Businesses earns a salary in excess of $99,000.00 per year.

3.13 Legal and Governmental Proceedings and Judgments. Except as set forth on Schedule 3.13 and except for environmental matters (which are addressed in Section 3.19), there is no legal or governmental action, suit or proceeding pending or, to the best of Sellers' Knowledge, threatened against any Seller, the Businesses or the Acquired Assets that (i) relates to or involves a claim in the amount of, or series of related claims in the aggregate amount of, $100,000 or more or (ii) does or might adversely affect any Sellers' performance under this Agreement or any Seller Document or the consummation of the transactions contemplated hereby or thereby, nor are there any Judgments outstanding against any Seller, or to or by which any Seller, any of the Acquired Assets or the Businesses is subject or bound.

3.14 Finders and Brokers. No Seller has entered into any Contract with any Person that will result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; and Sellers are not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except for the fees of CS First Boston Corporation, which will be paid by Sellers.

3.15 Export Control and Related Matters.  Except as disclosed on
Schedule 3.09(f), Sellers, with respect to the Businesses, are in compliance with all United States Export Control Laws and, to the best of Sellers' Knowledge, all foreign Export Control Laws in all material respects. Sellers have all necessary authority under the Export Control Laws to conduct operations of the Businesses including, without limitation, (a) all necessary licenses for any pending export transactions, (b) all necessary licenses and clearances for the disclosure of information to foreign persons and (c) all necessary registrations with government agencies with authority to implement the Export Control Laws. No Seller has participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

3.16 Books and Records. All books and records pertaining to the Businesses have been, or prior to the Closing shall have been, made available for review by Buyer and its representatives, have been maintained in accordance with good business practice and accurately reflect the basis for the financial condition and results of operations of the Businesses set forth in the Financial Statements.

3.17 Transactions with Affiliates. Except as set forth on Schedule 3.17 or Schedules 3.12(a)-(c), there is no Contract of any kind whatsoever relating to the Businesses and included among the Acquired Assets entered into by any Seller with any "affiliate" or "associate" of any of them (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), except for such Contracts providing for (i) the payment of management fees, (ii) inter-company debt (iii) the payment of compensation to directors, officers and employees of any Seller consistent with previously established rates, (iv) reimbursements of ordinary and necessary expenses incurred by directors, officers or employees of any Seller in connection with the performance of their duties in connection with the Businesses, and (v) amounts paid by any Seller or Imo pursuant to Employee Benefit Plans or Benefit Arrangements disclosed pursuant to Schedules 3.17 and 3.12(b) and (c) or in Section 3.12.

3.18 Accounts Receivable; Reserves. The accounts receivable of the Businesses, including, without limitation, those shown on the Balance Sheet and all accounts receivable arising after the date thereof up to and including the Closing Date (to the extent not heretofore or theretofore collected) arose and will arise from bona fide transactions in the ordinary course of the Businesses. The reserve for doubtful accounts receivable carried on the books of Sellers is reasonably adequate to cover expected losses.

3.19 Environmental Matters. Except as set forth on Schedule 3.19 hereto, with respect to the Businesses:

(a) Except with respect to the Short-Term Lease Facilities, Sellers have obtained all material licenses, permits, exemptions, registrations and other authorizations and provided any material notices to any Governmental Authority that are currently required under any Environmental Law (as such term is hereinafter defined); Schedule 3.19(a) contains a listing of all such environmental permits, licenses, and standard exemptions relating to air emissions, including, without limitation, solid waste registration and identification numbers;

(b)Sellers are currently in compliance in all material respects with all Environmental Laws, including, without limitation, all licenses, permits, exemptions, registrations and authorizations;

(c) none of the Businesses' operations is or has been, within the past three years, subject to any judicial or administrative proceeding brought by any Person or agency alleging the violation of any Environmental Law;

(d) none of the Businesses' operations is on the "CERCLIS" list of hazardous waste sites or the "National Priorities List" of the United States Environmental Protection Agency ("EPA"), or the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threat of release of any Hazardous Material (as such term is hereinafter defined);

(e) Sellers have not received or filed or otherwise provided any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a Hazardous Material that would require a permit under the federal Resource Conservation and Recovery Act or any similar state Law for such treatment, storage or disposal;

(f) there has been no release within the past three years of any Hazardous Material on, into, or from the Real Property included among the Acquired Assets that has resulted in or that the presence of which could result in a material violation of any Environmental Law or in the creation of material liabilities or material obligations under any Environmental Law;

(g) the Real Property included among the Acquired Assets does not contain any "PCBs" or "PCB items," as those terms are defined in 40 C.F.R. 761.3, and does not contain asbestos that would require abatement or remedial activity under any Environmental Law;

(h) Sellers do not own or operate, nor within the past three years have they owned or operated, an underground storage tank, nor is any such tank located on or in any of the Real Property included among the Acquired Assets.

As used herein, the term "Environmental Laws" shall mean all applicable laws (federal, state, or local), relating to pollution or the environment or public health, welfare or safety in effect as of the Closing Date, including, without limitation, (i) all laws, regulations, orders, and other requirements established by any Governmental Authority relating to the storage, handling and use of chemicals and other hazardous materials, those relating to the generation, processing, storage, treatment, transport, disposal or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas, of any federal, state, county, municipal, quasi-governmental entity or agency or political subdivision thereof (and any entity created by any of the foregoing), and (ii) duties or requirements relating to pollution or the environment arising out of common law.

As used herein, the term "Hazardous Material" shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law, including, without limitation, substances defined as "hazardous substances," "pollutants or contaminants," "hazardous materials," or "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes, and (ii) any asbestos, urea formaldehyde, lead-based paint, petroleum products, natural gas liquids, solid waste, and other pollutants and contaminants regulated under any Environmental Law.

3.20 Backlog. (a) Schedule 3.20 sets forth the backlog of Sellers as it relates to the Businesses as of September 30, 1994, for products and services to be provided by Sellers. Schedule 3.20 includes the name of each customer and a brief description of the products and services to be provided.

3.21 Inventory. The material that is designated as inventory on the Balance Sheet meets or is capable of being made to meet, in all material respects, all of the contractual and other specifications applicable to such material, and the raw material and supplies contained in Sellers' inventories are fit and sufficient for the purposes for which they were procured.

3.22 Title; Liens. Except as set forth in Schedule 3.22, the applicable Sellers have, or will have at Closing, good and, in the case of owned Real Property, indefeasible fee simple title to all of the Acquired Assets, free and clear of any Lien except (a) landlord's Liens and Liens for property Taxes not yet delinquent or the amount and validity of which is being contested in good faith by appropriate proceedings, (b) statutory Liens that do not materially detract from the value of such properties or impair the use thereof in the operation of the Businesses,
(c) the Liens described on other Schedules hereto, (d) zoning restrictions, Laws, easements, rights-of-way or other restrictions on the use of Real Property, (e) Liens for Taxes not yet due and payable,
(f) Liens arising out of a failure to comply with the provisions of any bulk transfer laws of any jurisdiction, (g) title to or any other interest in work-in-progress or Equipment held by any Governmental Authority under FAR Sections 52.232-16, 52.245-2(c), 52.245-5(c),
52.245-17, 52.245-18 or any clause of similar import, (h) the interest of any Governmental Authority in technical data, computer software, and patents under the clauses pertaining thereto in any Government Contract relating to the Businesses and included in the Acquired Assets, and (i) such other imperfections in title, charges, easements, restrictions and encumbrances that do not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "Permitted Liens"); provided, however, that none of the Liens listed on Schedule 3.22 that are marked with a double asterisk shall constitute Permitted Liens.

3.23 Unimpaired Operation. Assuming the receipt of all consents and approvals required for the transfer of the Acquired Assets, upon consummation of the transactions contemplated under this Agreement, Sellers will have sold, assigned, transferred and conveyed to Buyer all of the assets necessary for the conduct of the Businesses as presently conducted, except for the Excluded Assets.

3.24 Imo. Imo owns all of the outstanding capital stock of each of Varo and Baird. As sole shareholder of Varo and Baird, Imo has taken all corporate action necessary to authorize the transactions contemplated hereby to be performed by Sellers hereunder.

3.25 Letters of Credit. Schedule 3.25 lists all letters of credit currently maintained by Sellers or Imo pursuant to Contracts relating to the Businesses and included among the Acquired Assets, indicating the Contracts to which such letters of credit relate and the amount of such letters of credit (collectively, the "Letters of Credit").


ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND TPG

To induce Sellers to enter into this Agreement, Buyer and TPG jointly and severally represent and warrant to Sellers as follows, each of which shall be deemed to be independently relied upon by Sellers regardless of any investigation made or information obtained by Sellers:

4.01 Organization and Authority of Buyer and TPG. Buyer is a corporation existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to conduct its business and operations as presently conducted. TPG is a limited partnership existing and in good standing under the laws of the State of Delaware, with all requisite partnership power and authority to conduct its business and operations as presently conducted.

4.02 Legal Capacity; Approvals and Consents. (a) Each of Buyer and TPG has all requisite corporate or partnership, as the case may be, power and authority to execute and deliver, and to perform its obligations under, this Agreement and any related agreements or documents executed and delivered by it, or to be executed or delivered by it, under or in connection with this Agreement (all such related agreements and documents being hereinafter referred to collectively as the "Buyer Documents"). The execution, delivery and performance by Buyer and TPG of this Agreement and each of the Buyer Documents have been duly authorized by all requisite corporate action on the part of Buyer and the ultimate corporate general partner of TPG, as the case may be. This Agreement has been, and each of the Buyer Documents to be executed by it will be at or prior to the Closing, duly executed and delivered by Buyer and/or TPG, as applicable, and (assuming the due authorization, execution and delivery by Sellers, Imo and related parties hereto and thereto) this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Buyer and/or TPG, as applicable, enforceable against Buyer and/or TPG, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Except as set forth on Schedule 4.02(b), neither the execution and delivery of this Agreement and each of the Buyer Documents nor the consummation of the transactions contemplated hereby and thereby will
(i) contravene the Charter Documents of Buyer or TPG, (ii) (with the passage of time or the giving of notice or both), conflict with or result in a breach or violation of, or constitute a default by Buyer or TPG under, any material contract to which it is a party, or (iii) constitute a violation of any Law or Judgment applicable to Buyer or TPG, except, with respect to the matters described in clause (iii) above, for such violations that, individually or in the aggregate, would not materially hinder or impair the transactions contemplated hereby or have a Buyer Material Adverse Effect.

(c) Except (i) as set forth on Schedule 4.02(c) or (ii) for compliance with the applicable requirements of the HSR Act, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Person legally or contractually is required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement or any of the Buyer Documents by Buyer or TPG.

4.03 Legal and Governmental Proceedings and Judgments. There is no legal or governmental action, suit or proceeding pending or, to the knowledge of Buyer or TPG, threatened against Buyer or TPG that does or might adversely affect Buyer's or TPG's performance under this Agreement or any Buyer Document or the consummation of the transactions contemplated hereby or thereby, nor are there any Judgments outstanding against Buyer or TPG or to or by which Buyer or TPG is subject or bound.

4.04 Finders and Brokers. Neither Buyer nor TPG has entered into any Contract with any Person that will result in the obligation of Sellers or Imo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; and neither Buyer nor TPG is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

4.05 Availability of Funds. Buyer has available sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

4.06 TPG and Holdings. TPG owns 100% of the outstanding Common Stock of Varo Holdings Corp., a Delaware corporation ("Holdings"), which, in turn, owns 100% of the outstanding capital stock of Buyer. As direct or indirect owners of Buyer, TPG and Holdings each have taken all partnership and corporate action, as the case may be, necessary to authorize the transactions contemplated hereby to be performed by Buyer.


ARTICLE V
COVENANTS, CONDUCT PENDING THE CLOSING;
ACCESS TO INFORMATION

5.01 Sellers' and Imo's Covenants. Pending the Closing, and except as otherwise consented to or approved by Buyer in writing, Sellers covenant and agree, and Imo covenants and agrees to cause Sellers to comply, as follows:

(a) Business in Ordinary Course. (i) Sellers shall conduct the Businesses diligently, in good faith and in the ordinary course, consistent with past practices, and will not engage in any transaction other than in the ordinary course of business. Sellers shall use their best efforts to preserve the Businesses intact, retain for Buyer the services of Sellers' present employees (other than the Persons listed in Schedule 11.06) and agents of the Businesses, and preserve the business relationships with and the goodwill of the customers and suppliers of the Businesses.

(ii) Except as otherwise contemplated by this Agreement or required by any of the documents listed in the Schedules hereto, Sellers, without Buyer's prior written consent, which shall not be unreasonably withheld or delayed:

(A) will not, with respect to the Businesses, enter into or issue any written bids, proposals or quotations, including best and final offers, which are binding upon Sellers, respecting any of the following: (x) Contracts relating to products or services provided or to be provided to customers of the Businesses involving aggregate payments to Sellers over the life of the Contract of $3,000,000 or more, (y) Contracts for the production of Generation III tubes, (z) Contracts for which the total cost estimate at the time of the bid, including allocable overhead and general and administrative expenses, as estimated in good faith by Sellers, would result in a net loss on the applicable Contract related thereto; (xx) fixed price Contracts to provide products or services that, on the date of such Contracts, are not fully developed products or services of the Businesses; or (yy) any other Contracts having a term in excess of one year and involving aggregate payments by Sellers over the life of the contract of $3,000,000 or more;

(B) (x) will not, with respect to the Businesses, sell, assign, transfer or otherwise dispose of any assets except (1) in connection with the acquisition of equivalent replacement property, (2) transactions not exceeding $100,000 in the aggregate, or (3) sales of inventory in the ordinary course of business; (y) will not permit a sale, exchange, transfer or other disposition of the stock (or any portion thereof, other than transfers among existing holders) of Sellers; and (z) will not solicit or entertain any discussions with respect to the foregoing;
(C) will not create or assume any Lien with respect to the Acquired Assets, whether now owned or hereafter acquired that will not be discharged on or prior to the Closing Date other than Permitted Liens;

(D) will not, with respect to the Businesses, increase the compensation payable, or to become payable to, the employees of the Businesses, except as required by existing written agreements that have been disclosed to Buyer in writing, and except for normal scheduled adjustments in the ordinary course of business not to exceed an increase of 10% of the compensation paid to any given employee;

(E)will not enter into any transaction with any affiliate of Sellers other than such as will be completely discharged by the Closing Date without any cost or expense to Buyer or that constitutes a Retained Liability;

(F) will not enter into or agree to enter into any employment agreement that would bind Buyer or the Businesses after the Closing Date, and will not modify, amend, renew, change or terminate any employment agreement that would bind Buyer or the Businesses after the Closing Date and call for payments in excess of $100,000 annually;

(G) will maintain levels of inventory and spare parts consistent with past practices;

(H) will operate the Businesses in conformity in all material respects with all applicable Laws;

(I) will maintain all Acquired Assets (or replacements thereof) in their present condition, ordinary wear and tear excepted; and

(J) will not revalue any of the Acquired Assets (whether tangible or intangible), or change any of Sellers' financial accounting practices.

(b) Books and Records. Sellers will maintain their respective books, accounts and records relating to the Businesses in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles.

(c) Maintenance of Insurance. Through and including the Closing Date, Sellers will maintain the insurance currently maintained by them with respect to the Acquired Assets and the Businesses (or replacement insurance of substantially the same type and quality) and obtain insurance for new properties, assets or operations comparable to that currently carried for comparable properties, assets or operations; provided, however, that Sellers shall not have any obligation to transfer such policies to Buyer or to maintain the coverages thereunder after the Closing Date.

(d) Other Expenses. Other than the expenses of the independent public accounting firms to be engaged by Buyer and Sellers pursuant to Sections
2.03 and 2.04 (which will be borne 50% by Sellers and 50% by Buyer), Sellers and Buyer each shall have sole responsibility for all expenses incurred by them in connection with the transactions contemplated hereby.

(e) Review of Financial Statements. Sellers shall cause Ernst & Young to conduct a review of (i) the unaudited combined balance sheets of the Businesses at December 31, 1991, 1992 and 1993, (ii) the unaudited combined statements of income for the Businesses for the periods ended December 31, 1991, 1992 and 1993, and (iii) the notes, schedules and supplementary information to all such financial statements.

(f) Cash Infusion. Imo will contribute or otherwise infuse an amount of cash into Varo (the "Cash Infusion") such that upon Closing Varo will have cash on hand in an amount equal to at least $2,000,000.

(g) Consents. Imo will cause such of its affiliates who are parties to any Contracts that are included in the Acquired Assets to consent, prior to the Closing Date, to the assignment of such Contracts to Buyer.

5.02 Buyer's Covenants. If Buyer desires to obtain an owner's title policy commitment or any other type of title commitment, or any survey, with respect to any of the Real Property to be acquired by Buyer hereunder, Buyer shall be solely responsible for obtaining such commitments or surveys and shall bear all costs and expenses associated therewith; provided, however, that Sellers shall cooperate with Buyer, at Buyer's expense, in obtaining any such commitment or survey.

5.03 Joint Covenants.

(a) Access (I) By Buyer. Between the date of this Agreement and the Closing, Buyer and its counsel, accountants and other representatives shall have reasonable access during normal business hours to all of the properties, books, reports, records, and Contracts relating to the Businesses, and Sellers shall furnish Buyer with all information it may reasonably request, including, without limitation, monthly general managers reports and monthly marketing reports.

(ii) By Sellers. Subsequent to the Closing, Buyer shall give to Sellers and their respective successors or permitted assigns reasonable access during normal business hours to all of the books, reports, records, and Contracts relating to the Businesses from files and records transferred to Buyer at the Closing, for the purpose of preparing tax returns, and for the defense of any claims asserted against any of them arising out of or related to this Agreement.

(b) Legal Opinions. As soon as practicable but in any event within two weeks after the execution of this Agreement, Buyer shall cause Buyer's Counsel and Sellers shall cause Sellers' Counsel to negotiate in good faith the legal opinions to be delivered pursuant to Sections 7.01(d) and 6.01(e), respectively.

(c) Short-Term Leases. As soon as practicable but in any event within two weeks after the execution of this Agreement, Buyer and the applicable Sellers shall negotiate in good faith the Short-Term Leases to be entered into pursuant to Section 8.04.

(d) Stock Purchase Agreement. As soon as practicable but in any event within two weeks after the execution of this Agreement, Buyer and the applicable Sellers or affiliates thereof shall negotiate in good faith a stock purchase agreement pursuant to which Buyer or an affiliate of Buyer shall purchase from the applicable Sellers or affiliates thereof all of the issued and outstanding capital stock of TEJ for $160,000 (the "TEJ Stock Purchase Agreement").


ARTICLE VI
DELIVERIES BY SELLERS

6.01 Closing Documents. At the Closing, each Seller will deliver or cause to be delivered to Buyer:

(a) A duly executed Bill of Sale and Assignment, substantially in the form of Exhibit D attached hereto, and a duly executed Agreement of Assignment and Assumption, substantially in the form of Exhibit E attached hereto.

(b) Such other special warranty deeds, bills of sale, endorsements, and other good and sufficient instruments of conveyance, transfer and assignment as reasonably requested by Buyer in order to vest in Buyer all the right, title and interest of such Seller in and to the Acquired Assets purchased by Buyer from such Seller, subject to Permitted Liens.

(c) Evidence satisfactory to Buyer's Counsel of the payment or release of any and all Liens (with the exception of the Permitted Liens) asserted against the Acquired Assets.

(d) Certificates signed by a principal officer of each Seller and Imo, acting on behalf of each such Seller and Imo, as applicable, dated as of the Closing Date, representing and certifying to Buyer that all representations and warranties of Sellers and Imo made in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if then made (except for representations and warranties made as of a specified date, which must have been true and correct in all material respects as of such date) and that all covenants and agreements to be performed by Sellers and Imo hereunder at or prior to the Closing have been so performed.

(e) An opinion of Sellers' Counsel, in the form to be negotiated by Sellers' Counsel and Buyer's Counsel pursuant to Section 5.03(b).

(f) Copies of the respective resolutions adopted by the boards of directors and by the shareholder(s) of each Seller, certified as being correct, complete and then in full force and effect, authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.

(g) Copies of all Required Sellers' Consents to the extent applicable to such Seller.

(h) Certificates of existence and good standing, as applicable, as of the most recent practicable date of Sellers and Imo from the Secretary of State of their respective states of incorporation.

(I) Certificates of incumbency of the officers of the Sellers and Imo executing the certificates referred to in clause (d) above, this Agreement and the Seller Documents.

(j) Such other evidence of the performance of all covenants and satisfaction of all conditions required to be performed or satisfied by Sellers and Imo under this Agreement, at or prior to Closing, as Buyer reasonably may request.

(k) A duly executed receipt for the Purchase Price.


ARTICLE VII
DELIVERIES BY BUYER

7.01 Closing Documents. At the Closing, Buyer will deliver or cause to be delivered to Sellers:

(a) Immediately available funds in the amount of the Purchase Price, by wire transfer as provided in Section 2.02.

(b) A duly executed Agreement of Assignment and Assumption, substantially in the form of Exhibit E hereto.

(c) Certificates signed by a principal officer of each of Buyer and TPG, acting on behalf of Buyer and TPG, as applicable, dated as of the Closing Date, representing and certifying to Sellers and Imo that all representations and warranties of Buyer and TPG made in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if then made (except for representations and warranties made as of a specified date, which must have been true and correct in all material respects as of such date) and that all covenants and agreements to be performed by Buyer and TPG hereunder at or prior to the Closing have been so performed.

(d) An opinion of Buyer's Counsel, in the form to be negotiated by Buyer's Counsel and Sellers' Counsel pursuant to Section 5.03(b).

(e) A copy of the resolutions adopted by the boards of directors of Buyer and of the ultimate corporate general partner of TPG, certified as being correct, complete, and then in full force and effect, authorizing the execution and delivery of this Agreement on behalf of Buyer and TPG, as applicable, and the consummation of the transactions contemplated by this Agreement.

(f) Copies of all Required Buyer's Consents.

(g) Certificates of existence and good standing, as applicable, as of the most recent practicable date of Buyer and TPG from the Secretary of State of Delaware.

(h) Certificate of incumbency of the officers of Buyer and of the corporate general partner of TPG executing the certificates referred to in clause (c) above, this Agreement and the Buyer Documents.

(I) Such other evidence of the performance of all covenants and satisfaction of all conditions required to be performed or satisfied by Buyer and TPG under this Agreement, at or prior to Closing, as Sellers reasonably may request.


ARTICLE VIII
CONDITIONS OF BUYER'S OBLIGATIONS

The obligations of Buyer to purchase the Acquired Assets are contingent and specifically conditioned upon the satisfaction, at or before the Closing, of all the conditions set out below in this Article VIII, which will continue to be satisfied as of the Closing Date. Buyer may waive any or all of these conditions in whole or in part without prior notice.

8.01 Receipt of Consents. (a) All of the filings, approvals and consents described in Schedule 8.01 (collectively, the "Required Sellers' Consents") shall have been obtained on terms and conditions no less favorable than presently enjoyed by Sellers, and all filings described in said Schedules shall have been duly and timely made prior to Closing; (b) if the HSR Act is applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action having been taken to prevent the consummation of the transactions contemplated hereby; and
(c) all other consents and approvals of Governmental Authorities (other than novation requirements with respect to Government Contracts as provided in Section 10.03) required to consummate the transactions contemplated hereby or necessary so as to enable Buyer to enjoy the benefits of the purchase of the Acquired Assets shall have been obtained.

8.02 Solvency. Buyer shall have received a certificate of the Chief Financial Officer of Imo, substantially in the form of Exhibit F attached hereto, certifying as to the solvency of Imo both immediately prior to Closing and after giving effect to the transactions contemplated hereby.

8.03 Subcontracts. The applicable Sellers and Buyer shall have entered into subcontracts with respect to all Government Contracts to which each such Seller is a party. All such subcontracts shall confer on Buyer (i) the responsibility for the performance of the corresponding primary Government Contracts and (ii) all of the economic benefits of the corresponding primary Government Contracts until all obligations under such corresponding primary Government Contracts are satisfied. All consents, if any, of the United States government or a department or agency thereof to the entering into of such subcontracts as may be required shall have been obtained.

8.04 Short-Term Leases. The applicable Sellers and Buyer shall have entered into short-term leases (i.e. for terms no longer than one year, as determined in each case by Buyer) on market terms mutually acceptable to such Sellers and Buyer with respect to the following facilities ("Short-Term Lease Facilities") so as to enable Buyer to relocate the Equipment and selected personnel utilized at such facilities to other locations:

(i)12750 Perimeter Drive, Dallas, Texas;

(ii)3609 Marquis, Garland, Texas;

(iii) 555 N. Fifth Street, Garland, Texas;

(iv) 125 Middlesex Turnpike, Bedford, Massachusetts; and

(v) 900 and 932 N. Shiloh Road, Garland, Texas.

8.05 Performance by Sellers and Imo. Sellers and Imo shall have performed in all material respects all covenants and agreements to be performed by them hereunder to the extent such are required to be performed at or prior to the Closing, including, without limitation, the making by Imo of the Cash Infusion required by Section 5.01(f).

8.06 Truth of Representations and Warranties. All representations and warranties of Sellers and Imo contained herein shall be true and complete in all material respects on and as of the date hereof and as of the Closing Date with the same effect as if then made, except for any representations made as of a specified date, which only must be true and complete in all material respects as of such date.

8.07 Deliveries. Sellers shall have delivered the items and documents required to be delivered by them pursuant to this Agreement.

8.08 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted (by any person other than Buyer or any affiliate of Buyer) on or prior to the Closing, to set aside or modify any authorization of the transactions contemplated hereby or any approvals or consents required hereunder, or to enjoin or prevent the consummation of the transactions contemplated hereby, or any of them, in the manner provided herein.

8.09 No Material Changes. During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect, and Sellers shall not have sustained any material loss or damage to the Acquired Assets, taken as a whole, for which there is inadequate insurance coverage.

8.10 Closing Documents. Buyer shall be reasonably satisfied with the form and substance of all documents required by Article VI hereof.

8.11 Review of Financial Statements. Ernst & Young shall have completed the review contemplated by Section 5.01(e) and delivered a certification substantially in the form of Exhibit G hereto.

8.12 Debarment. The applicable Sellers shall have received from the cognizant debarment officials (including, without limitation, the United States Department of State) having jurisdiction over such matters, written assurances, in a form reasonably acceptable to Buyer, that such officials will not suspend, revoke or otherwise render ineffective or invalid Sellers' current export licenses or restrict or prohibit Buyer from obtaining new export licenses consistent with applicable United States government policies and requirements or debar or suspend Buyer from bidding for or entering into Government Contracts with any United States Governmental Authority or debar or suspend any of the employees of the Businesses to be offered employment by Buyer and identified by Buyer to Sellers as key employees in Schedule 8.12, as a result of acts or omissions of the Sellers prior to the Closing Date in connection with the matters that are the subject of the Investigations. In addition, Sellers and Buyer shall have mutually agreed upon such additional matters, if any, that should be disclosed to United States Governmental Authorities and following dissemination to all appropriate United States Governmental Authorities of information with respect to such matters, Buyer shall have a reasonable level of comfort with respect to proceeding to Closing.

8.13 Purchase of TEJ Stock. A closing under the TEJ Stock Purchase Agreement shall have occurred simultaneously with the Closing hereunder.


ARTICLE IX
CONDITIONS OF SELLERS' OBLIGATIONS

The obligations of Sellers to sell the Acquired Assets are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article IX, which will continue to be satisfied as of the Closing Date. Sellers may waive any or all of these conditions in whole or in part without prior notice.

9.01 Receipt of Consents. (a) All of the filings, approvals and consents described in Schedule 9.01 (collectively, the "Required Buyer's Consents") shall have been obtained on terms and conditions no less favorable than presently enjoyed by Buyer, if applicable, and all filings described in said Schedules shall have been duly and timely made prior to the Closing; (b) if the HSR Act is applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby; and
(c) all other consents and approvals of Governmental Authorities (other than novation requirements with respect to Government Contracts as provided in Section 10.03) required to consummate the transactions contemplated hereby shall have been obtained.

9.02 Performance by Buyer and TPG. Buyer and TPG shall have performed in all material respects all covenants and agreements to be performed by them hereunder to the extent such are required to be performed at or prior to the Closing.

9.03 Truth of Representations and Warranties. All representations and warranties of Buyer and TPG contained herein shall be true and complete in all material respects on and as of the date hereof and as of the Closing Date with the same effect as if then made, except for any representations made as of a specified date, which only must be true and complete in all material respects as of such date.

9.04 Deliveries. Buyer shall have delivered the items and documents required to be delivered by it pursuant to this Agreement.

9.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted (by any Person other than Sellers or any affiliate of any Seller), on or prior to the Closing, to set aside or modify any authorization of the transactions contemplated hereby or any approvals or consents required hereunder, or to enjoin or prevent the consummation of the transactions contemplated hereby, or any of them, in the manner provided herein.

9.06 Closing Documents. Sellers shall be reasonably satisfied with the form and substance of all documents required by Article VII hereof.

9.07 Sale of TEJ Stock.  A closing under the TEJ Stock Purchase
Agreement shall have occurred simultaneously with the Closing hereunder.


ARTICLE X
MUTUAL COVENANTS

10.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the other to exercise its best efforts and the utmost good faith to: (a) perform, comply with and otherwise satisfy each and every condition to be satisfied by such party hereunder; and (b) to obtain all consents and approvals required or contemplated to be obtained by such party hereunder.

10.02  Compliance with HSR Act.  (a)	Each of the parties hereto
will, within 15 Business Days following the date of execution of this Agreement, if the HSR Act is applicable to the transactions contemplated hereby, file the HSR Report required to be filed by them or by any Person which is part of the same "person" (as defined in the HSR Act) as any of them, and will file as promptly as practicable after receipt thereof, a response to any further request for information made by the FTC or the Antitrust Division of the DOJ as is reasonably or customarily requested, and will use its best efforts to comply as promptly as is reasonably practicable with any and all other applicable reasonable or customary requirements under the HSR Act relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation: (i) taking all other reasonable or customary action required by the HSR Act; (ii) coordinating the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the time mutually selected by Sellers and Buyer, provided that such HSR Reports shall be so delivered no later than October 31, 1994, unless such date is extended by the mutual written agreement of Buyer and Sellers, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; (iii) using their respective best efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply as is reasonably or as is customarily requested; and (iv) causing all such other Persons to cooperate and assist in such compliance.

(b) Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ or any agency or instrumentality of the federal government by an action to stay or enjoin such consummation, then either Buyer or Sellers shall have the right to terminate this Agreement unless the other of such parties, at their sole cost and expense, elects to contest such action, in which case the noncontesting party shall cooperate with the contesting party and assist the contesting party, as reasonably requested, to contest such action until such time as either party terminates this Agreement under Article XIV. In the event that such a stay or injunction is granted (preliminary or otherwise), then either Buyer or Sellers may terminate this Agreement by prompt written notice to the other. If any other form of equitable relief affecting any party is granted to the FTC, the DOJ or other such agency or instrumentality, then such party may terminate this Agreement by prompt written notice to the other party. To effectuate the intent of the foregoing provisions of this Section, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party.

10.03  Assignments; Novations.

(a) Sellers will cooperate fully in effecting, if necessary, the transfer or assignment of all licenses, registrations or other documents pertaining to the Businesses that were issued by a Governmental
Authority under the authority of the Export Control Laws.

(b) Sellers and Buyer will cooperate fully with each other and will use all reasonable efforts to obtain the novation of all Government Contracts that relate to the Businesses and are included among the Acquired Assets in accordance with FAR Section 42.1204 pursuant to a novation agreement or agreements with the United States Government ("Novation Agreements"), and Sellers hereby agree expeditiously to take all reasonable steps to obtain approval of all required Novation Agreements. Nothing in this Agreement, however, shall require (i) Sellers or Buyer to offer or pay any consideration or concession for any such Novation Agreement not contained in the model form set forth in FAR
Section 42.1204(e), or (ii) Buyer to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying Contract or in the model form set forth in FAR Section 42.1204(e)) which Buyer determines, in its sole discretion, to be unacceptable.

(c) With respect to each Government Contract that relates to the Businesses and is included among the Acquired Assets, as set forth in
Section 8.03, the performance obligations of the applicable Seller thereunder shall be subcontracted to Buyer until such Government Contract has been novated. Buyer or any of its Subsidiaries, as a subcontractor or delegate, shall perform such Government Contract and the applicable Seller shall promptly pay over to Buyer in full any amounts received by such Seller as a result of performance by Buyer of such Government Contract. Prior to the novation of each such Government Contract to Buyer, the applicable Seller, as the contracting party, shall take such timely action as is reasonably necessary to allow Buyer or any of its Subsidiaries to perform such Government Contract and to protect any rights that may exist or accrue under such Government Contract until it is novated. In connection therewith, Buyer or its designee is authorized to act as agent on behalf of each such Seller for purposes of performing and administering each such Government Contract and subcontract during the period after the Closing until such Government Contract is novated to Buyer; provided, however, such authority to act as agent shall not authorize Buyer to settle or compromise claims under such Contract or subcontract where such claims are not Assumed Liabilities. Buyer shall indemnify and hold Sellers and their respective directors, officers, employees, affiliates, agents and assigns harmless from any loss that directly results from any action or omission of Buyer in connection with the performance or administration by Buyer, as contemplated by this Section 10.03, of any Government Contract during the period after the Closing until such Government Contract is novated.

(d) Effective upon the novation of a Government Contract to Buyer, the Government Contract shall be assumed by Buyer provided that Sellers shall reimburse Buyer for any monetary benefit received by Sellers (net of any actual out-of-pocket costs of Sellers in connection with such Government Contract and any payments made by Sellers under Section 10.03(c)) that would have accrued to Buyer had the Government Contract been novated as of the Closing Date. Any subcontract or other delegation which Sellers and Buyer have theretofore entered into or agreed upon in respect of such Government Contract shall be terminated as of the effective date of such Novation Agreement.

(e) Sellers and Buyer shall cooperate with each other to preserve all bids, quotations and proposals made in the ordinary course of the Businesses by Sellers and to facilitate the award of the Contract related thereto consistent with applicable legal requirements. Any contracts awarded to Sellers pursuant to such bids, quotations and proposals shall be deemed to be assumed by Buyer and, in the case of Contracts with the United States Government, shall be governed by this
Section 10.03.

10.04  Provisions Relating to Certain Assets.

(a) To the extent that a Contract (including, without limitation, a Government Contract) or other asset that is included within the definition of "Acquired Assets", or any claim, right or benefit arising thereunder or resulting therefrom (each an "Interest" and collectively the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a Governmental Authority), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

(b) Anything in this Agreement to the contrary notwithstanding, Sellers are not obligated to sell, assign, transfer or convey to Buyer any of their rights and obligations in and to any of the Interests without first obtaining all necessary approvals, consents or waivers. Sellers shall cooperate with Buyer to obtain all approvals, consents or waivers necessary to convey to Buyer each such Interest other than Government Contracts requiring novation, which are governed by Section 10.03, as soon as practicable; provided, however, that (i) neither Sellers nor Buyer shall be obligated to offer or pay any consideration or concession therefor to the third party from whom such approval, consent or waiver is requested, and (ii) Buyer shall not be obligated to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying Interest) which Buyer determines, in its sole discretion, to be unacceptable. The failure by Sellers to obtain any such approval, consent or waiver necessary to convey any Interest to Buyer, except with respect to those approvals and consents listed on
Schedule 8.01, shall not affect the obligations of the parties to close hereunder.

(c) To the extent any of the approvals, consents or waivers necessary to convey any Interest other than Government Contracts requiring novation, which are governed by Section 10.03, to Buyer (other than the approvals and consents listed on Schedule 8.01) have not been obtained by Sellers as of the Closing or to the extent any Interest cannot be transferred to Buyer by the Closing, Sellers shall, during the remaining term of such Interest, use all reasonable efforts, to (1) at the request of Buyer, cooperate with Buyer to obtain the consent of any such third party; provided, however, that (i) neither Sellers nor Buyer shall be obligated to offer or pay any consideration, and (ii) Buyer shall not be obligated to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying Interest) which Buyer determines, in its sole discretion, to be unacceptable, (2) at the request of Buyer, cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer including, with respect to any Long-Term Lease Facility as to which the respective Seller has been unable to obtain the lessor's consent to the assignment thereof to Buyer, to sublease such Long-Term Lease Facility (to the extent permitted under the pertinent lease) to Buyer, upon substantially the same terms and conditions as are set forth in such lease with respect to Seller, so long as Buyer cooperates with Sellers in such arrangements and promptly reimburses Sellers for any and all payments required to be made by Sellers after the Closing Date by the terms of the document governing such Interest (as the same shall be in effect on the date hereof) and any fees, costs and expenses of any nature incurred by Sellers in connection with any such arrangements, and (3) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Sellers arising from such Interest against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Interest in accordance with the terms thereof upon the request of Buyer). To the extent that Sellers enter into lawful arrangements reasonably satisfactory to Buyer designed to provide the benefits of any such Interest to Buyer as set forth in clauses (1) and (2) above, such Interest shall be deemed to have been conveyed to Buyer for the purposes of this Agreement; provided, however, that the approvals and consents listed on Schedule 8.01 shall be obtained as a condition to Closing, unless waived by Buyer.


ARTICLE XI
CONTINUING OBLIGATIONS OF SELLERS AND IMO

11.01  Sellers' and Imo's Indemnity.

(a) Buyer is not and is not to be deemed to be a successor of Sellers, it being understood that Buyer is acquiring the Acquired Assets only pursuant to the terms of this Agreement, and it is expressly understood and agreed that Buyer has not and does not hereby assume or agree to assume any liability whatsoever of Sellers except the Assumed Liabilities, nor does Buyer assume or agree to assume any obligation of Sellers under any Contract or other document to which any Seller is a party or by which any Seller is or may be bound or which in any manner affects the Businesses or the Acquired Assets or any part thereof except the Assumed Liabilities.

(b) Subject to the limitations, conditions and provisions set forth herein, from and after the Closing Date, Sellers and Imo agree to indemnify, defend, and hold harmless Buyer, TPG and their respective officers, directors, shareholders, employees, agents and affiliates (such Persons, TPG and Buyer, collectively the "Buyer Indemnitees" and individually a "Buyer Indemnitee") from and in respect of any and all claims, demands, actions, losses, costs, expenses, obligations, liabilities, actual damages, recoveries, and deficiencies, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively "Damages"), actually incurred by a Buyer Indemnitee and that arise from, result from, or relate to, directly or indirectly, in whole or in part: (i) any breach of, or failure by Sellers or Imo to perform, any of the representations and warranties of Sellers or Imo contained in this Agreement, or any of the covenants and agreements contained in this Agreement that are required to be performed by Sellers or Imo; (ii) any liability or obligation of any kind or nature accrued as of the Closing Date, whether fixed or contingent, known or unknown, proximate or remote, including, without limitation, Retained Environmental Liabilities, excepting only the Assumed Liabilities, that relates in any way to Sellers, the Businesses or the Acquired Assets;
(iii) any liability or obligation of any kind or nature respecting any pension, profit sharing or other employee benefit plan maintained or contributed to by Sellers or Imo or any corporation, trade, business or entity under common control with any Seller or Imo within the meaning of
Section 414(b), (c) or (m) of the Code or Section 4001(b) or ERISA, whether the same occurs before or after the Closing Date; (iv) the amount of reimbursements attempted to be collected from the United States Government after the Closing Date by Buyer attributable to pension costs of Buyer, which are denied by the United States Government on the basis that Imo's pension plan covering certain employees of the Businesses is overfunded as of the date hereof; and (v) any liability or obligation of any kind or nature respecting the matters that are the subject of the Investigations (all such liabilities or obligations referred to in this clause (v) being hereinafter referred to as "Special Damages"). For purposes of determining the right of the Buyer Indemnitees hereunder with respect to any representation and warranty of Sellers or Imo that is qualified as to materiality or by reference to Material Adverse Effect, the Buyer Indemnitees shall be entitled to indemnification hereunder if, without giving effect to the materiality or Material Adverse Effect qualification contained in such representation and warranty, such representation and warranty has been breached.

(c) The right of the Buyer Indemnitees to indemnity for Damages hereunder shall be subject to the following general limitations:

(I) No indemnification shall be required to be made under this Section
11.01 until the aggregate amount of Damages incurred by the Buyer Indemnitees pursuant to all Qualifying Events (as hereinafter defined) exceeds $1,500,000 (the "Deductible"), and then the Buyer Indemnitees shall only be entitled to indemnification for the amount of such Damages above the Deductible; as used herein, the term "Qualifying Event" shall mean a single event or circumstance, or series of related events or circumstances, with respect to which the amount of Damages incurred by a Buyer Indemnitee equals or exceeds $50,000;

(ii) The Buyer Indemnitees shall be entitled to indemnity only for those matters as to which Buyer has given notice to Sellers and Imo as provided in Section 11.02 within one year after the Closing Date; and

(iii)	The Buyer Indemnitees' right to indemnity under this Section 11.01 shall in no event exceed $18,000,000 in the aggregate.
provided, however, that the foregoing limitations shall not apply to any post-Closing payment obligations of Sellers or Imo pursuant to this Agreement (except the indemnity obligations set forth in this Section 11.01), including, without limitation, the payment of any amounts pursuant to Sections 2.03, 2.04 or 2.06; and provided further, however, that the general limitations set forth in clauses (i) and (ii) above shall not apply to Special Damages, with the limitations with respect to Special Damages being set forth in paragraph (d) below.

(d) The right of the Buyer Indemnitees to indemnity hereunder for Special Damages shall be subject to the general limitation set forth in clause (iii) of paragraph (c) above and to the following special limitations:

(i) The Buyer Indemnitees shall be entitled to indemnity for each dollar of Special Damages up to $1,000,000;

(ii) Once the Buyer Indemnitees have received indemnity pursuant to clause (i) of this paragraph (d) in the amount of $1,000,000, Sellers shall only be obligated to give Buyer additional indemnification for Special Damages to the extent that the dollar amount of such additional Special Damages, together with the aggregate dollar amount of all claims for indemnification pursuant to Section 11.01(b) that have not theretofore been paid by Sellers because the Deductible has not then been met, exceeds $1,500,000, in which case Buyer shall be entitled to indemnification for the excess of the aggregate of such amounts over $1,500,000; and

(iii) The Buyer Indemnitees shall be entitled to indemnity for those Special Damages as to which Buyer has given notice to Sellers and Imo as provided in Section 11.02 within three years after the Closing Date.

(e) Notwithstanding any facilitating undertakings by Buyer or TPG of any Seller's or Imo's liability to third parties to effectuate or facilitate the Closing of the transactions contemplated hereby (including, without limitation, pursuant to Novation Agreements, leases, contracts, assignments or permits), whether pursuant to Sections 10.03 or 10.04 hereof, or otherwise, this Agreement shall be the sole governing document in determining the rights and liabilities as between the parties hereto, and no inference shall be formed that an undertaking contained in any other agreement is an Assumed Liability with respect to a pre-Closing act, event, omission or condition. In the absence of an express written provision to the contrary in this Agreement setting forth a specific third-party undertaking as an Assumed Liability under this Agreement, any undertaking of this type shall not be deemed an Assumed Liability for purposes of this Section 11.01 nor in any event so as to operate to lessen or obviate the indemnity protections afforded to the Buyer Indemnitees under this Section 11.01.

11.02 Notification by Buyer; Defense of Claims. Buyer shall, as promptly as is reasonably possible after Buyer becomes aware thereof, notify Sellers of the existence of any claim, demand or other matter to which Sellers' indemnification obligations would apply. Buyer shall give Sellers a reasonable opportunity to defend the same at their own expense and with counsel of Sellers' own selection reasonably acceptable to Buyer. Sellers may, in Sellers' discretion, settle any such dispute, demand or claim defended by them hereunder; provided, however, that any such settlement effected by Sellers without Buyer's consent shall be solely for Sellers' account and Buyer shall not be liable for any amounts whatsoever payable in connection with any such settlement. If Sellers shall, within a reasonable time after notice to them, fail to so defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Sellers.

11.03  [Intentionally omitted]

11.04 Determination of Damages and Related Matters. In calculating any amount payable to Buyer pursuant to Section 11.01, the calculation of Buyer's Damages (including Special Damages) shall take into account any insurance recoveries received by Buyer, and no amount shall be included for Buyer's special, consequential or punitive damages. Notwithstanding anything to the contrary contained in this Section 11.04, Special Damages shall include, without limitation, the following: (i) damages incurred by Buyer because one or more products delivered by Sellers to one or more customers prior to the Closing pursuant to applicable Contracts are returned, in whole or in part, to Buyer by the applicable customer after the Closing Date, or such products are required to be serviced in the field by Buyer, for reasons relating to the subject matter of the Investigations; (ii) damages incurred by Buyer because any Contract (x) comprising a part of the backlog of the Businesses as of the Closing Date, (y) in performance by Sellers as of the Closing Date, or (z) performed, in whole or in part, by the Businesses prior to the Closing Date (collectively, "Covered Contract") is terminated or cancelled by the applicable customer after the Closing Date for reasons relating to the subject matter of the Investigations including, without limitation, as a result of any suspension, revocation or invalidation of any export license existing as of the Closing Date or any debarment or suspension of Buyer or any key employee of Buyer, in each case for reasons related to the subject matter of the Investigations; provided, however, that such damages shall not exceed the amount of net profit contribution that Buyer would have realized upon full performance of such Contract; (iii) damages incurred by Buyer relating to the assertion by a United States Governmental Authority of a claim against the Buyer that arises under, or relates to, any Covered Contract for reasons relating to the subject matter of the Investigations; and (iv) fines and penalties incurred by Buyer relating to the subject matter of the Investigations. Further, notwithstanding anything to the contrary contained in this Section 11.04, Buyer's Damages shall include, without limitation, monetary damages incurred by Buyer and payable to a third party arising from, resulting from or relating to the matters specified in clauses (i) through (v) of Section 11.01(b). Sellers and Buyer agree that, except as specifically set forth in this Agreement, no party (including its representatives) has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including, in the case of Sellers and their respective representatives, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Businesses. Buyer acknowledges and agrees that Buyer and its representatives have the experience and knowledge to evaluate the business, financial condition, assets and liabilities of the Businesses, that Buyer and its representatives have had access to such of the information, documents, real property, fixtures and tangible personal property of the Businesses as Buyer and its representatives shall have requested to see and/or review, that Buyer and its representatives have had a full opportunity to meet with appropriate management and employees of Sellers to discuss the Businesses and the Acquired Assets and that, in determining to acquire the Acquired Assets, Buyer has made its own investigation into, and based thereon, Buyer has formed an independent judgment concerning, the Acquired Assets and the Businesses. It is therefore expressly understood and agreed that, except as otherwise expressly provided herein, Buyer accepts the condition of the Acquired Assets "AS IS, WHERE IS" AND WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF THE ACQUIRED ASSETS OR THE BUSINESSES. Nothing in this Agreement, however, shall preclude any action by Buyer against any Seller or Imo for fraud. Except as set forth in the next preceding sentence, the parties hereto understand and agree that the sole and exclusive remedy available to any Buyer Indemnitee in respect of the matters covered by Section 11.01 shall be to proceed in the manner and subject to the limitations contained in Sections 11.01 through 11.04, inclusive.

11.05 Non-Competition. (a) Sellers and Imo agree that they (and any entity affiliated with Sellers) will not at any time within the five-year period immediately following the Closing Date, directly or indirectly: (i) cause, induce or encourage any employees of the Businesses who are or become employees of Buyer or its affiliates to leave such employment; or (ii) cause, induce or encourage any actual or prospective customer, supplier or manufacturer of the Businesses, or any other Person who has a business relationship with Sellers that is material to the Businesses, to terminate or change any such actual or prospective relationship in a manner that would be adverse to the Businesses.

(b) Sellers expressly recognize and agree that (i) the remedies at law available to Buyer for breach of this covenant not to compete are inadequate and that injunctive relief shall be available to Buyer to enforce this covenant, and (ii) the restraints imposed upon Seller by this Section 11.05 are reasonable as to time.

(c) Sellers further agree not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other Person or Persons, any confidential information or trade secrets sold to Buyer hereunder, except as is otherwise specifically permitted in this Agreement.

11.06 Employee Terminations; Incentive Payments. (a) Buyer shall offer employment as of the Closing Date to each employee of the Businesses as of the Closing Date, other than the individuals listed on Schedule 11.06, in the same position and, in each case, at a rate of pay at least equal to such employee's rate of pay in effect on the Business Day immediately preceding the Closing Date and with benefits substantially similar to such employees' benefits currently in effect, except that Buyer is not planning to have a stock purchase, stock option or savings plan and Buyer has made no determination as to whether it will offer a pension plan and, if so, what benefits will be included in such a plan. Except as expressly provided otherwise herein, Sellers shall be solely responsible for the satisfaction of all severance and related obligations, contractual or otherwise, including, without limitation, claims for wrongful termination, if any, with respect to the employees listed on Schedule 11.06, and Buyer shall be solely responsible for the satisfaction of all severance and related obligations, contractual or otherwise, including, without limitation, claims for wrongful termination, if any, with respect to all other employees of the Businesses to the extent the same arise after the Closing Date. Sellers shall be solely responsible for payment to any employee or agent of Sellers of incentive fees in connection with the consummation of the transactions contemplated hereby.

(b) During the 60-day period from and after the Closing Date, Buyer shall not: (i) permanently or temporarily shut down a Facility (as hereinafter defined) if the shutdown results in an employment loss during any 30-day period at the Facility for 50 or more employees, excluding any part-time employees; and (ii) lay off more than 33 percent of the active employees, and no more than 49 employees, excluding part-time employees, at any Facility. For purposes of this subparagraph (b), the term "Facility" shall mean a "single site of employment" and/or an "operating unit" as those terms are defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act"). The term "employment loss" shall have the meaning ascribed to it in the WARN Act. It is intended by this subparagraph (b) that Buyer shall assume any and all damages under the WARN Act arising out of this transaction.

(c) Baird and Imo understand and acknowledge that, after the Closing Date, Buyer may require the assistance of certain of the employees of Baird who are listed on Schedule 11.06 on a temporary basis until the operations of the Baird facility in Massachusetts are consolidated into Sellers' facilities in Garland, Texas that are included among the Acquired Assets. To the extent such employees continue to be employed by Baird or Imo after the Closing, the parties hereby agree that Buyer may have access to such employees upon the following terms and conditions:

(i) on or prior to the Closing Date, Buyer shall provide Baird and Imo with a list of the employees of Baird whose services it wishes to so utilize;

(ii) Sellers agree to use reasonable efforts to cause such employees to continue to be employed by Baird for the period set forth in clause (iv) below;

(iii) Buyer shall reimburse Baird or Imo, as appropriate, on a monthly basis for all salary and benefits of such employees for the period of time that their services are utilized by Buyer, promptly upon Buyer's receipt of an invoice from Baird or Imo for such amounts;

(iv) Buyer shall only be entitled to utilize the services of such employees for a period of time not to exceed six months after the Closing;

(v) upon the conclusion of Buyer's use of any such employee, Buyer shall reimburse Baird or Imo for 50% of any severance payments made to such employee by Baird or Imo to the extent such severance payments are required to be made pursuant to a severance policy in effect on the Closing Date; and

(vi) Buyer shall indemnify and hold Sellers and Imo and their respective directors, officers, employees, affiliates, agents and assigns harmless from any loss that directly results from any act or omission of any employee of Baird that occurs during the course of providing services for Buyer as contemplated by this Section 11.06(c).

11.07 Use of Transferred Employees. Buyer understands and acknowledges that, after the Closing Date, Sellers may require the assistance or participation of its former employees who are employed by Buyer after Closing in locating and obtaining records and files maintained by Buyer and in the anticipation of, or preparation for, ongoing investigations, including, without limitation, the Investigations, or existing or future litigation, arbitration, administration or tax-related matters. To the extent that such former employees of Sellers are employed by Buyer, Sellers may, at Sellers' sole expense, have reasonable access to such employees upon the following terms and conditions:

(a) Sellers shall give Buyer prior written notice of the necessity to utilize specified employees at least two Business Days (unless waived in writing by Buyer) prior to the date on which Sellers are requesting the assistance or participation of such employees; provided, however, it is understood and agreed that, under certain special circumstances, it may be impractical for Sellers to comply with the requirement for prior written notice contained in this subparagraph (a), in which event Buyer will consider in good faith any oral or written request by Sellers for access to such employees and will not unreasonably withhold from Sellers access to such employees in such circumstances;

(b) Sellers shall reimburse Buyer for all out-of-pocket expenses incurred by each such employee and shall reimburse Buyer for all wages paid by Buyer to each such employee relating to the time period during which Sellers have retained the assistance of such employee as provided herein; and

(c) to the extent any such employee is utilized by Seller for more than fifteen Business Days during any calendar year, Sellers shall, in addition to the reimbursement called for by subparagraph (b) above, pay to Buyer all other costs to Buyer of having such employee away from his occupation with Buyer, as shall reasonably be determined by Buyer.

11.08 Letters of Credit. Sellers shall maintain those Letters of Credit listed on Schedule 3.25 that are marked with a single asterisk until such Letters of Credit expire in accordance with their terms.

11.09 Further Assurances. Sellers and Imo, at any time on or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all of the Acquired Assets. In the event Sellers conduct environmental remediation activities at the Real Property after the Closing Date, Buyer shall provide the necessary access to conduct such activities.

11.10 Right to Subcontract. Sellers and Imo hereby covenant and agree that, for (i) a period of one year after the Closing Date or (ii) so long as Imo or an affiliate thereof shall continue to own the assets currently constituting the Miller-Holzwarth division of Baird ("Miller-Holzwarth"), whichever first occurs, Imo shall (x) grant, or cause to be granted, to Buyer the right to submit a bid or bids to Miller-Holzwarth to provide to it, in respect of applicable Contracts awarded to Miller-Holzwarth after the Closing Date, various goods and services of the type produced or performed by the Businesses for Miller-Holzwarth, in respect of similar Contracts, prior to the date hereof, and (y) accept, or cause to be accepted, such bid or bids if, in the reasonable judgment of Imo, such goods and services are of a quality comparable to those that Miller-Holzwarth could obtain from a third party and the fees to be charged by Buyer for such goods and services are no less favorable to Miller-Holzwarth than could be obtained from a third party. Sellers and Imo hereby further covenant and agree that, for (i) a period of one year after the Closing Date or (ii) so long as Imo or an affiliate thereof shall continue to own an interest in TransVaro Electron Devices Industrial & Commercial A.S. ("TransVaro"), whichever first occurs, Imo shall (x) grant, or cause to be granted, to Buyer the right to submit a bid or bids to TransVaro to provide to it, in respect of applicable Contracts awarded to TransVaro after the Closing Date, various goods and services of the type produced or performed by the Businesses for TransVaro, in respect of similar Contracts, prior to the date hereof, and (y) accept, or cause to be accepted, such bid or bids if, in the reasonable judgment of Imo, such goods and services are of a quality comparable to those that TransVaro could obtain from a third party and the fees to be charged by Buyer for such goods and services are no less favorable to TransVaro than could be obtained from a third party.


ARTICLE XII
CONTINUING OBLIGATIONS OF BUYER AND TPG

12.01 Buyer's Indemnity. (a) Subject to the limitations, conditions and provisions set forth herein, from and after the Closing Date, Buyer agrees to indemnify, defend, and hold harmless Sellers and Imo and their respective officers, directors, shareholders, employees, agents and affiliates (such Persons, Sellers and Imo, collectively the "Seller Indemnitees" and individually a "Seller Indemnitee") from and in respect of any and all Damages actually incurred by a Seller Indemnitee and that arise from, result from, or relate to, directly or indirectly, in whole or in part, (i) any breach of, or failure by Buyer or TPG to perform, any of the representations and warranties of Buyer or TPG contained in this Agreement, or any of the covenants and agreements contained in this Agreement that are required to be performed by Buyer or TPG; and (ii) any liability or obligation of any kind or nature relating in any way to any of the Assumed Liabilities. For purposes of determining the right of the Seller Indemnitees hereunder with respect to any representation and warranty of Buyer or TPG that is qualified as to materiality or by reference to Buyer Material Adverse Effect, the Seller Indemnitees shall be entitled to indemnification hereunder if, without giving effect to the materiality or Buyer Material Adverse Effect qualification contained in such representation and warranty, such representation and warranty has been breached.

(b) The right of the Seller Indemnitees to indemnity for Damages under paragraph (a)(i) above shall be subject to the following limitations:

(I) No indemnification shall be required to be made under Section 12.01(a) until the aggregate amount of Damages incurred by the Seller Indemnitees pursuant to all Qualifying Events exceeds $1,500,000 (the "Deductible"), and then the Seller Indemnitees shall only be entitled to indemnification for the amount of such Damages above the Deductible;

(ii) The Seller Indemnitees shall be entitled to indemnity only for those matters as to which Sellers and Imo have given notice to Buyer as provided in Section 12.02 within one year after the Closing Date; and

(iii) The Seller Indemnitees' right to indemnity under Section 12.01(a) shall in no event exceed $18,000,000 in the aggregate;
provided, however, that the foregoing limitations shall not apply to any post-Closing payment obligations of Buyer to Sellers or Imo pursuant to this Agreement (except the indemnity obligations set forth in this Section 12.01), including, without limitation, the payment of any amounts pursuant to Sections 2.03, 2.04 or 2.06.

12.02 Notification by Sellers; Defense of Claims. Sellers shall as promptly as is reasonably possible after Sellers become aware thereof, notify Buyer of the existence of any claim, demand, or other matter to which Buyer's indemnification obligations would apply. Sellers shall give Buyer a reasonable opportunity to defend the same at its own expense and with counsel of its own selection reasonably acceptable to Sellers. Buyer may, in its discretion, settle any such dispute, demand, or claim defended by it hereunder; provided, however, that any such settlement effected by Buyer without Sellers' consent shall be solely for Buyer's account and Sellers shall not be liable for any amounts whatsoever payable in connection with any such settlement. If Buyer shall, within a reasonable time after notice to it, fail to so defend, Sellers shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Buyer.

12.03 Determination of Damages and Related Matters. In calculating any amount payable to Sellers pursuant to Section 12.01, the calculation of Sellers' Damages shall take into account any insurance recoveries, and no amount shall be included for Sellers' special, consequential or punitive damages. The parties hereto understand and agree that, except in the case of fraud, the sole and exclusive remedy available to any Seller Indemnitee in respect of the matters covered by Section 12.01 shall be to proceed in the manner and subject to the limitations contained in Sections 12.01 through 12.03, inclusive.

12.04 Various Employee Matters. (a) Effective as of the Closing, Imo and Sellers will fully vest all of the employees of the Businesses as to which Buyer offers employment, and who accept such offers of employment, in the benefits properly allocable to such employees under the defined benefit plan maintained by Imo for the benefit of, inter alia, such employees.

(b) Prior to the Closing, Buyer will inform Sellers which of Sellers' Benefit Arrangements, if any, Buyer desires to continue from and after the Closing; in such event, Sellers agree to reasonably cooperate with Buyer in the continuation of such Benefit Arrangements in an orderly and cost effective manner.

(c) All employees of the Businesses who accept offers of employment extended by Buyer pursuant to Section 11.06(a) shall be offered coverage under a medical benefits plan of Buyer which (i) shall not exclude or limit any preexisting conditions of such employees under such medical plan and (ii) shall give credit for co-payments and deductibles previously incurred by each such employee under medical plans of Sellers or Imo for purposes of satisfying similar limitations under Buyer's medical plan. In determining the eligibility of a given employee pursuant to the vacation policy to be established by Buyer, Buyer shall give credit for such employee's years of service with the applicable Seller.

12.05 AIM-9 Claim Settlement. Buyer hereby covenants and agrees that, upon the final settlement or other resolution of the AIM-9 Claim, Buyer shall promptly pay to Imo an amount in cash equal to 50% of the amount so recovered by Buyer in excess of $1,000,000, net of all reasonable out-of-pocket fees and expenses, including, without limitation, fees and expenses of counsel and other experts and consultants incurred by Buyer in connection therewith.

12.06 Reimbursement for Certain Environmental Costs. From and after the Closing Date Buyer will reimburse Sellers for out-of-pocket costs incurred by Sellers between July 1, 1994, and the Closing Date in designing and implementing corrective measures to address Assumed Environmental Liabilities (including preparation of remedial action plans) up to an aggregate of $500,000, upon presentation of appropriate supporting documentation from Sellers to Buyer; provided, however, that Buyer shall not be obligated to reimburse Sellers for any costs incurred by Sellers in identifying and characterizing the nature and scope of environmental concerns.


ARTICLE XIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
CONFIDENTIALITY

13.01 Survival of Representations and Warranties. Unless otherwise provided herein, all representations, warranties, covenants and agreements made by Buyer, TPG, Sellers or Imo in this Agreement shall survive the Closing hereunder for a period of one year, except that representations, warranties, covenants and agreements the breach of which would result in the incurrence by Buyer of Special Damages shall survive the Closing hereunder for a period of three years; in each case regardless of any investigation that may have been or may be made at any time by or on behalf of any party, and any representation, warranty, covenant or agreement which is the subject of a claim or dispute asserted in writing prior to the expiration of the above-stated period shall survive with respect to such claim or dispute until the final resolution thereof.

13.02 Confidential Information. Each of the parties hereto acknowledges that prior to the Closing Sellers would be irreparably damaged, and following the Closing Buyer would be irreparably damaged, if confidential information concerning the business and affairs of the Businesses were disclosed to or utilized on behalf of any Person. Each Seller and Buyer covenants and agrees that it will not, at any time, directly or indirectly, without the prior written consent of the others, make use of or divulge, or permit any of its affiliates, associates, directors, officers, employees or agents to make use of or divulge to any Person any non-public information concerning the business or financial or other affairs of, or any of the methods of doing business used by, the Businesses. It is understood that the foregoing requirements of confidentiality shall not apply to information:

(a) that is now or in the future becomes freely available to the public through no fault of or action by Buyer or Sellers;

(b) that is in the possession of Buyer or Sellers prior to the time of disclosure by the other party or that is independently acquired by Buyer or Sellers without the aid, application or use of such information;

(c) that is obtained by Buyer or Sellers in good faith without knowledge of any breach of a secrecy arrangement from a third party; or

(d) that is required to be disclosed by Law.

It is also specifically acknowledged and agreed that Buyer will need to disclose certain information about Sellers and the Sellers' Business in order to obtain financing to accomplish the transactions contemplated herein.

13.03 Injunctive Relief. Each Seller and Buyer expressly agrees that, in addition to any other right or remedy the others may have, such other parties may seek and obtain specific performance of the covenants and agreements set forth in or made pursuant to Section 13.02 hereof and temporary and permanent injunctive relief to prevent any breach or violation thereof, and that no bond or other security may be required from such other parties in connection therewith.


ARTICLE XIV
CLOSING

14.01 Closing. The Closing shall take place at the offices of Kelly, Hart & Hallman, a professional corporation, 201 Main Street, Suite 2500, Fort Worth, Texas, at 10:00 a.m., local time, on the earlier of (i) the fifth Business day following the satisfaction or waiver of all conditions thereto set forth in Articles VIII and IX hereof or (ii) December 15, 1994, or at such other place and at such other time as may be mutually agreed upon by the parties hereto.

14.02 Occurrence of Events. At the Closing, all transactions shall be conducted concurrently, and no transaction shall be deemed to be completed until all are completed.

14.03 Termination. Except as may be expressly provided otherwise herein, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by the mutual agreement of Sellers and Buyer;

(b) by either party, in the event that the other party is in material breach of its respective representations, warranties, covenants, agreements or other obligations contained herein, and such breach is not cured or waived prior to the Closing;

(c) by Buyer, if any of the conditions to the obligations of Buyer set forth in Article VIII shall not have been satisfied at the time of the Closing, unless satisfaction has been frustrated or made impossible by an act or failure to act of Buyer;

(d) by Sellers, if any of the conditions to the obligations of Sellers set forth in Article IX shall not have been satisfied at the time of the Closing, unless satisfaction has been frustrated or made impossible by an act or failure to act of Seller;

(e) by either party if Closing does not occur on or before December 15, 1994;

(f) pursuant to Section 10.02(b);

(g) by either party if Buyer's Counsel and Sellers' Counsel fail to reasonably agree on the form of legal opinions to be delivered at Closing within the time frame set forth in Section 5.03(b);

(h) by either party if Buyer and the applicable Sellers fail to reasonably agree on the form of any of the Short-Term Leases within the time frame set forth in Section 5.03(c); or

(I) by either party if Buyer and the applicable Sellers or their affiliates fail to reasonably enter into the TEJ Stock Purchase
Agreement within the time frame set forth in Section 5.03(d).

14.04 Liability; Remedies Upon Default. (a) Upon any termination of this Agreement pursuant to Section 14.03, no party hereto shall thereafter have any liability or obligation hereunder other than that arising under Section 13.02 of this Agreement, but no such termination shall relieve either party of any liability to the other party for any breach of this Agreement prior to the date of such termination. In the event that Sellers are the defaulting party, Buyer shall be entitled to require Sellers to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process.

(b) If this Agreement is terminated pursuant to Section 14.03(e), the parties hereto shall thereupon be relieved of any further obligation each to the other under this Agreement, which shall be deemed null, void and of no further force and effect.


ARTICLE XV
MISCELLANEOUS

15.01 Legal Costs. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

15.02 Amendments; Waivers. This Agreement cannot be modified, amended or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

15.03 Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof. Effective at and as of the Closing, the Information Sharing Agreement dated as of August 17, 1994, between Buyer's Counsel and Sellers' Counsel will by this document be terminated and thereafter be of no further force or effect. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

15.04 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, which consent will not unreasonably be withheld or delayed if the assignor remains obligated hereunder.

15.05 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

15.06 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person to an officer of Imo with respect to Sellers, or an officer of Buyer with respect to Buyer, or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and addressed as follows:

If to Sellers: Imo Industries Inc.
               1009 Lenox Drive, Building 4 West
               P. O. Box 6550
               Lawrenceville, New Jersey  08648
               Attention:  Thomas J. Bird, Esq.
               Senior Vice President and General Counsel

With a copy to:Baker & Botts, L.L.P.
               The Warner
               1299 Pennsylvania Avenue, N.W.
               Washington, D.C. 20004-2400
               Attention:  Daniel J. Riley, Esq.

If to Buyer:   Varo Acquisition Corp.
               201 Main Street, Suite 2420
               Fort Worth, Texas  76102
               Attention:  William S. Price

With copies to:Kelly, Hart & Hallman
               201 Main Street, Suite 2500
               Fort Worth, Texas  76102
               Attention:  Kevin G. Levy

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 15.07.

15.07 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

15.08 Merger of Documents. This Agreement and all agreement and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

15.09  Incorporation of Exhibits and Schedules.  All Exhibits and
Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

15.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

VARO ACQUISITION CORP.

By:
Name:
Title:

SELLERS:

VARO INC.

By:
Name:
Title:

BAIRD CORPORATION

By:
Name:
Title:

OPTIC-ELECTRONIC INTERNATIONAL, INC.

By:
Name:
Title:

IMO:

IMO INDUSTRIES INC.

By:
Name:
Title:


TPG:

TPG PARTNERS, L.P.

By:TPG GenPar, L.P. General Partner

By: TPG Advisors, Inc., General Partner

By:
Name:
Title: